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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160681

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

5.65% Notes due 2014	$399,324,000	$22,283

6.80% Notes due 2019	$398,764,000	$22,252

(1)
The total filing fee of $44,535 is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Prospectus Supplement
(To Prospectus dated July 20, 2009)

Bemis Company, Inc.

$400,000,000 5.65% Notes due 2014

Issue price: 99.831%

$400,000,000 6.80% Notes due 2019

Issue price: 99.691%

Interest payable February 1 and August 1

We are offering $400,000,000 principal amount of 5.65% notes due 2014 (the "2014 notes") and $400,000,000 principal amount of 6.80% notes due 2019 (the "2019 notes", and together with the 2014 notes, the "notes").

We will pay interest on the notes on February 1 and August 1 of each year, beginning February 1, 2010. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem the notes, in whole or in part, at any time and from time to time prior to their maturity at the redemption prices as described under "Description of Notes—Optional Redemption." If the events described under "Description of Notes—Special Mandatory Redemption" occur, we must redeem all of the notes at the redemption price set forth therein. If we experience a change of control triggering event, we may be required to purchase the notes from holders at the applicable price as described under "Description of the Notes—Change of Control Triggering Event."

The notes will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding.

See "Risk Factors" beginning on page S-15 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses

Per 2014 Note	99.831%	0.600%	99.231%
Total	$399,324,000	$2,400,000	$396,924,000
Per 2019 Note	99.691%	0.650%	99.041%
Total	$398,764,000	$2,600,000	$396,164,000

(1)
Plus accrued interest, if any, from July 27, 2009, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there are no public markets for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about July 27, 2009.

Joint Book-Running Managers

J.P. Morgan
BofA Merrill Lynch
BNP PARIBAS
Wells Fargo Securities

Co-Managers

ING Wholesale	U.S. Bancorp Investments, Inc.

July 20, 2009

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated July 20, 2009, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to "we," "us," "our" and "Company" refer to Bemis Company, Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

Some of the market and industry data and forecasts included in this prospectus supplement are based on independent industry sources. Although we believe that these independent sources are reliable, we have not independently verified the accuracy and completeness of this information, nor have we independently verified the underlying economic assumptions relied upon in preparing any data or forecasts. In addition, statements in this prospectus supplement about the Alcan Packaging Food Americas business of Rio Tinto plc ("Rio Tinto") are made primarily on the basis of information furnished by management of Rio Tinto during negotiations regarding the sale of that business to us.

 Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain estimates, predictions, and other "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are generally identified with the words "believe," "expect," "anticipate," "intend," "estimate," "target," "may," "will," "would," "plan," "project," "should," "continue," or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our mission and vision. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to, our ability to realize the expected benefits of our proposed acquisition of the Alcan Packaging Food Americas business of Rio Tinto; general economic conditions caused by inflation, interest rates, consumer confidence, rates of unemployment and foreign currency exchange rates; investment performance of assets in our pension plans; competitive conditions within our markets, including the acceptance of our new and existing products; customer contract bidding activity; threats or challenges to our patented or proprietary technologies; raw material costs, availability, and terms, particularly for polymer resins and adhesives; price changes for raw materials and our ability to pass these price changes on to our customers or otherwise manage commodity price fluctuation risks; unexpected energy surcharges; broad changes in customer order patterns; our ability to achieve expected cost savings associated with cost management initiatives; the presence of adequate cash available for investment in our business in order to maintain desired debt levels; a failure in our information technology infrastructure or applications; changes in governmental regulation, especially in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment; unexpected outcomes in our current and future administrative and litigation proceedings; unexpected outcomes in our current and future tax proceedings; changes in domestic and international tax laws; costs associated with the pursuit of business combinations (pursuant to FAS No. 141(R)); changes in our labor relations; and the impact of changes in the world political environment including threatened or actual armed conflict. These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 (the "2008 10-K").

 Non-GAAP financial measures and reconciliation

We define EBITDA as earnings before interest, taxes, depreciation, and amortization. We have included the EBITDA financial measure herein because we believe it is used by our investors as a supplemental financial measure to:

•
assess financial performance of our assets without regard to financing methods, capital structures or historical costs basis; and

•
compare the operating performance of our assets with the performance of other companies that have different financing and capital structures.

EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). The EBITDA measure that we present may not be comparable to EBITDA of other companies, because other companies may not calculate EBITDA in the same manner as we do.

Management believes that the presentation of EBITDA is useful because it provides a reliable and consistent approach to measuring the Company's performance from year to year and in assessing the Company's performance against other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of the Company's capital structure and the method by which assets were acquired.The following table reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

Reconciliation of EBITDA to net income

Financial measure (in millions)	Twelve Months Ended June 30, 2009

Net income	$168
Income taxes	94
Interest expense	31
Depreciation and amortization	156

Earnings before interest taxes depreciation and amortization	$449

Prospectus supplement summary

This summary highlights selected information about us. It may not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including our financial statements and related notes, together with the information incorporated by reference, before making an investment decision. Unless otherwise indicated, references to the "LTM Period" refer to the twelve month period ended June 30, 2009.

Our business

We believe we are the largest producer of flexible packaging in North and South America as measured by annual sales in 2008, with a focus on utilizing proprietary technologies to design and manufacture differentiated products that offer extended shelf life, product freshness and consumer appeal. More than half of our net sales have been to customers in the packaged food market segments that utilize our flexible packaging for a broad range of products throughout the grocery store, including packaging for bacon, hot dogs, cheese, candy, frozen foods, cereals, snacks, fresh produce, coffee, condiments, pet food, toilet tissue and baked goods. Our flexible packaging business also provides packaging for medical, pharmaceutical, lawn and garden, industrial, display and other end markets. In addition to flexible packaging, we produce pressure sensitive adhesive products that we sell to label converters and customers in graphic and technical markets. We serve a variety of customers, including leading worldwide food and consumer products companies, from 61 manufacturing facilities throughout North America, South America, Europe and Asia. The combination of our modern manufacturing facilities and our emphasis on technological improvements has enabled us to provide innovative products for over 150 years, allowing our customers to distinguish their products in the marketplace and grow their sales.

For the LTM Period, we generated net sales of $3.6 billion and Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA") of $449 million. Over the past five calendar years, our net sales have grown at a compound annual rate of 7.5 percent. Approximately 35 percent of our net sales were outside North America in fiscal 2008.

On July 5, 2009, we agreed to acquire the Alcan Packaging Food Americas business of Rio Tinto for approximately $1.2 billion (the "Acquisition"; see "Recent Developments" in this Prospectus Supplement Summary). Headquartered in Chicago, IL, Alcan Packaging Food Americas designs, manufactures and sells a broad range of specialty flexible packaging products through 23 manufacturing plants located throughout North America, South America and New Zealand. Alcan Packaging Food Americas generated 2008 net sales of $1.5 billion.

Business segments

Our business activities are organized around two major business segments: flexible packaging and pressure sensitive materials.

Flexible packaging (83 percent of 2008 net sales; 88 percent of 2008 net sales pro forma for the Acquisition)

The Flexible Packaging business segment manufactures a broad range of products which are typically plastic-based and offer varying levels of technical sophistication depending on the specific needs of the application. We have a broad range of capabilities including polymer chemistry, film extrusion, coating and laminating, printing, and converting. More than half of our flexible packaging sales are derived from multilayer products which provide barrier protection from oxygen, moisture, light and high temperature packaging processes. These barrier properties improve product shelf life and preserve freshness. Our flexible packaging products include blown and cast stretch-film products, carton sealing tapes and application equipment, custom thermoformed plastic packaging, multi-wall paper bags, printed paper roll stock, and bag closing materials.

Our flexible packaging products serve a wide range of branded and private label food applications, including processed meat and cheese, liquids, frozen foods, cereals, snacks, fresh produce, coffee, condiments, candy, pet food and baked goods. Our non-food flexible packaging sales are to the medical, health and hygiene, industrial, lawn and garden, and pharmaceutical market segments.

Pressure sensitive materials (17 percent of 2008 net sales; 12 percent of 2008 net sales pro forma for the Acquisition)

The Pressure Sensitive Materials business segment manufactures adhesive coated paper and film substrates which are sold into three main markets:

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Label markets—Rolls of adhesive backed papers, films and metalized film printing substrates for package labeling, bar code labels and laser printing applications

•
Graphic markets—Papers and films used principally for indoor and outdoor signage and vehicle graphic applications

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Technical markets—Engineered adhesive papers with specific performance characteristics for different industrial applications in the electronics, automotive, construction, medical and pharmaceutical markets

Industry overview

We compete in the global flexible packaging market and believe we are the largest producer of flexible packaging in North and South America as measured by 2008 sales. The majority of our net sales are derived from the North American market, which generated approximately $26 billion in industry sales in 2007 according to the Flexible Packaging Association. Food represents the largest end market served by flexible packaging, accounting for over half of the total North American flexible packaging market in 2007.

The overall flexible packaging industry remains generally fragmented, with a large number of competitors serving various applications. Competition is largely based on service, innovation, quality and price.

Competitive strengths

Leading market positions.    We believe we are the largest producer of flexible packaging in North and South America based on 2008 sales. We serve a broad array of product categories, including packaging for bacon, hot dogs, cheese, candy, frozen foods, cereals, snacks, fresh produce, coffee, condiments, pet food, toilet tissue and baked goods. In addition, we are also one of the largest suppliers of pressure sensitive materials globally. We have built these leadership positions by consistently offering customers a broad range of sophisticated, high-quality products. We intend to continue to provide innovative product solutions and strong quality and service to our customers.

Focus on strong end markets.    We primarily serve the food market, which accounted for approximately 57 percent of our 2008 net sales, and on a pro forma basis after giving effect to the Acquisition would have accounted for approximately 70 percent of our net sales. Packaged food products tend to exhibit stable demand in recessionary environments, particularly as away-from-home food consumption declines. We have historically seen strong growth in our food packaging sales, as new products and applications have been introduced into the retail consumer market. We have also increased our sales to the medical and pharmaceutical markets, which have been strong growth avenues given aging population trends and the increasing number of applications where we can utilize our multi-layer flexible packaging capabilities.

Superior product design and development capabilities.    We use our material science expertise to design and develop innovative packaging films that offer competitive performance attributes that we believe differentiate us from our competitors. We employ a team of research and development professionals who have years of experience working with chemical properties of specialty polymer resins and adhesives. We use polyethylene as well as a broad range of specialty resins and polymer formulations to produce unique packaging films. More than half of our products utilize innovative solutions developed through our modern research and development capabilities in recent years. Our product development capabilities enable us to capitalize on growth opportunities and continue to enhance our relationships with our customers.

Long-term relationships with a diverse group of established customers.    We serve a broad base of customers throughout the world. Our customer base is comprised of regional and local food companies as well as established, global brand name food and consumer product companies. We have long-standing relationships with our top ten customers. In fiscal 2008, our top 10 customers collectively accounted for approximately 23 percent of our net sales, with no single customer representing more than 6 percent of net sales. More than half of our net sales are conducted under long-term customer contracts which provide for selling price adjustments in response to raw material price fluctuations. These long-term contracts, together with our ability to adjust selling prices in response to raw materials price increases for the remainder of our sales, mitigate our overall exposure to volatility in resin prices.

Strong, stable free cash flow.    For the LTM period ended June 30, 2009 we generated $433 million of operating cash flow, or 12.2 percent of our net sales, driven by cost controls and working capital management. Our free cash flow, defined as cash flow from operations less capital expenditures, has been driven by our resilient and growing end markets, modest capital expenditure requirements and focus on working capital management. We believe our manufacturing facilities are modern and maintained to very high operating standards. While we regularly invest in the growth of our business, particularly to develop manufacturing platforms for new products, our maintenance capital needs are limited. In 2009, we expect to spend $100 - $110 million in total capital expenditures compared to an average of $161 million for 2005 through 2008. In 2007, we completed a multiyear capital expansion program to enhance our polyester platform and our medical device packaging capacity. Further, our ongoing implementation of our World Class Manufacturing program initiatives has focused on continuous improvements in operating efficiencies and levels of working capital. The stability of our strong cash flows is supported by our ability to consistently adjust selling prices to address increases in raw material costs, either through provisions in our customer contracts or according to typical industry practice.

Proven management team.    We have an experienced and proven management team at both the executive and operating levels. Our Executive Chairman, CEO and CFO each have spent over 30 years at Bemis, and our overall management team has extensive manufacturing, technical, marketing and management experience. Over the past 10 years under this management team, Company sales with existing and new customers have grown, company-wide productivity has improved and the Company has acquired and integrated 10 businesses.

Our growth strategy

Focus on innovative packaging solutions to enhance sales

Utilizing our modern research and development capabilities, we intend to maintain our focus on the development of innovative packaging solutions to enhance our sales. We expect to continue to create product solutions that address specific customer and market needs. For example, our innovative solutions extend the shelf life of perishable or refrigerated products, protect food safety, and reduce the package weight compared to alternative packaging options, which addresses customer and retailer requirements for sustainability. We develop easy opening features for consumers that maintain the shelf life of the product and eliminate the need for scissors or knives for opening. Additionally, we continue to focus on medical and pharmaceutical end markets, which have experienced rapid growth in recent years, and we believe we can employ many of our existing food packaging technologies in these markets. For example, drug-coated medical devices require protection not only for sterility but shelf-life in order to maintain the potency of their drug coating.

The Acquisition will provide an entrance into several product segments and expand our market reach, including baby food, wet pet food, cookies and crackers, juice pouches and beverage labels.

Improve profitability through realization of acquisition synergies and continued emphasis on operational and manufacturing excellence

In connection with the Acquisition, we expect to generate $65 million of annualized cost savings. (see "Recent Developments" in this Prospectus Supplement Summary).

In addition, we intend to improve our profitability through focusing on World Class Manufacturing program initiatives and implementing best practices across our facilities globally. In particular, we will continue to emphasize:

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improving output on our existing equipment;
•
reducing waste;
•
pursuing purchasing savings; and
•
improving safety performance to reduce lost time and health care costs.

We believe our ongoing focus on World Class Manufacturing program initiatives and best practices has the opportunity to yield significant savings beyond the synergies associated with the Acquisition.

Utilize free cash flow to reduce debt, grow and maximize returns on invested capital

Over the years we generated significant operating cash flow, which has enabled us to grow our business, maintain our investment grade credit profile and consistently return capital to shareholders through our dividend and opportunistic share repurchases. We expect the Acquisition to expand our product offerings and increase our free cash flow.

Recent developments

Pending acquisition of Alcan Packaging Food Americas

On July 5, 2009, we entered into a Sale and Purchase Agreement (the "Transaction Agreement") with Alcan Holdings Switzerland AG ("AHS") and Alcan Corporation ("Alcan" and together with AHS, the "Sellers"). Pursuant to the Transaction Agreement, the Company agreed to acquire (the "Acquisition") the food packaging business and certain related assets of Sellers located in the United States, Canada, Argentina, Brazil, Mexico and New Zealand (the "Food Packaging Business" d/b/a "Alcan Packaging Food Americas").

The Purchase Price for the Acquisition is approximately $1.2 billion payable at closing, subject to certain adjustments at closing (the "Purchase Price"). We estimate approximately $100 million of tax benefits to us related to the structuring of much of the transaction as a purchase of assets. Under the terms of our agreement, we have the option to pay up to $200 million of the Purchase Price in Bemis common stock issued pursuant to an equity commitment agreement. The acquisition is expected to close by the end of 2009, subject to certain closing conditions as described in the Transaction Agreement.

Overview of Alcan Packaging Food Americas

Headquartered in Chicago, IL, Alcan Packaging Food Americas designs, manufactures and sells a broad range of specialty flexible packaging products through 23 manufacturing plants located throughout North America, South America and New Zealand. These manufacturing facilities are very modern and run with a focus on operational excellence. Alcan Packaging Food Americas offers customers a broad product portfolio with more than half of sales to the food market segments, including beverage, confectionary, meat and cheese, and dairy segments. Similar to our portfolio, most of Alcan Packaging Food Americas' products are film-based, utilizing multilayer formulations and barrier technology.

For calendar year 2008, Alcan Packaging Food Americas recorded revenue of $1.5 billion.

Alcan Packaging Food Americas acquisition rationale

The acquisition of Alcan Packaging Food Americas provides several compelling benefits to us:

Enhances our focus on food packaging.    On a pro forma basis, after giving effect to the Acquisition, our total net sales for 2008 would have been $5.3 billion, and our flexible packaging net sales for 2008 would have been $4.7 billion. On a pro forma basis after giving effect to the Acquisition, food and beverage packaging sales would increase to approximately 70 percent of our 2008 net sales as compared to 57 percent prior to the Acquisition. On a pro forma basis, after giving effect to the Acquisition, we would have had a total of over 20,000 employees and 84 modern manufacturing facilities in 2008. Alcan Packaging Food Americas is highly complementary to us in terms of products, customers and geographies. The increased breadth of our product portfolio will allow us to serve new end markets including baby food, wet pet food, cookies and crackers, juice pouches and beverage labels.

Presents significant synergy opportunities.    We expect that the Acquisition would result in approximately $65 million in annual pre-tax cost savings to us and that we would achieve this run-rate level by the end of the second year following the Acquisition. Our goal is to realize approximately half of the targeted synergies in the first year following the Acquisition. We expect that the synergies will be primarily realized in procurement, corporate and SG&A efficiencies, and supply chain management.

Expands our technological expertise.    We believe that the Acquisition will expand our material science expertise to new areas including foil-based flexible packaging, dual ovenable crystallized polyethylene terephthalate, or CPET, trays for microwave and conventional cooking, and oriented polypropylene film labels. The combined technological platforms of Bemis and Alcan Packaging Food Americas will enhance our ability to serve our customers and provide opportunities for sales growth.

The closing of the Acquisition is subject to various conditions and regulatory approval. The acquisition is expected to close by the end of 2009. We cannot, however, provide any assurance whether or when the Acquisition will be consummated. Funding for the Acquisition is expected to come from a combination of the proceeds of this public debt offering, the issuance of common stock, the issuance of commercial paper, borrowings under new credit facilities (the "Acquisition Credit Facilities"), and available cash.

South American rigid packaging acquisition

On June 3, 2009, we announced that we acquired the South American rigid packaging operations of Huhtamaki Oyj, a global manufacturer of consumer and specialty packaging. This rigid packaging business, which includes three facilities in Brazil and one facility in Argentina, recorded annual net sales of approximately $86 million in 2008, primarily to dairy and food service markets. The purchase price of $43.0 million was paid with a combination of $32.3 million cash on hand, $1.9 million of debt assumed, and a $8.8 million note payable to the seller. As of June 30, 2009, $1.5 million remained outstanding on the note payable which is due May 31, 2010.

Corporate information

Bemis Company, Inc. is a Missouri corporation. Our principal executive offices are located at One Neenah Center, 4th Floor, Neenah, Wisconsin 54957, and the telephone number is (920) 727-4100. Our common stock is listed under the symbol "BMS" on the New York Stock Exchange.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled "Description of Notes."

Issuer	Bemis Company, Inc.
Notes Offered	$400,000,000 aggregate principal amount of 5.65% Notes due 2014 and $400,000,000 aggregate principal amount of 6.80% Notes due 2019.
Maturity	The 2014 notes will mature on August 1, 2014. The 2019 notes will mature on August 1, 2019.
Further Issuances
We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated and form a single series with the notes, including for purposes of voting and redemptions.
Interest	5.65% per year for the 2014 notes and 6.80% per year for the 2019 notes
Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2010.
Ranking	The notes:
•are unsecured;
•rank equally with all our existing and future unsecured and unsubordinated debt;
•are senior to any future subordinated debt; and
•are effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.
As of June 30, 2009, we had indebtedness of approximately $592 million (excluding intercompany liabilities) that ranks equally with the notes.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. As of June 30, 2009, our subsidiaries had approximately $631 million of liabilities (excluding intercompany liabilities).

Optional Redemption	We may redeem, at our option, at any time and from time to time prior to maturity, any or all of the notes of each series, in whole or in part as described in the section entitled "Description of the Notes—Optional Redemption."
Special Mandatory Redemption
If we do not consummate the Acquisition on or prior to March 31, 2010 or the purchase agreement related to the Acquisition is terminated at any time on or prior to that date, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date. See "Description of the Notes—Special Mandatory Redemption."
Change of Control Triggering Event
Upon a Change of Control Triggering Event (as defined in "Description of the Notes—Change of Control Triggering Event"), you will have the right to require us to repurchase your notes at a repurchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, as described under "Description of the Notes—Change of Control Triggering Event."
Covenants	The indenture under which the notes will be issued contains covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
•incur debt secured by liens;
•engage in sale/leaseback transactions; or
•merge or consolidate with another entity.
Form and Denomination	The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 above that amount.
Use of Proceeds
We anticipate that we will receive approximately $792 million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering.

The net proceeds from the sale of the notes will be used to fund a portion of the cash consideration payable in connection with the Acquisition. This offering is not conditioned on the closing of the Acquisition and there can be no assurance that the Acquisition will be consummated. The notes offered hereby will be subject to mandatory redemption if the Acquisition is not consummated. See "Description of the Notes—Special Mandatory Redemption."

We expect that the total cash consideration payable in connection with the Acquisition will be approximately $1.2 billion. In addition to the net proceeds from this offering, we expect to use proceeds from the issuance of common stock, the issuance of commercial paper, borrowings under the Acquisition Credit Facilities, and available cash to fund the consideration payable in connection with the Acquisition.

Pursuant to a commitment letter, the commitments by JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas and Wells Fargo Bank, National Association, affiliates of the joint book-running managing underwriters, will be ratably reduced by any amount that would require mandatory prepayment by us under a draft term loan agreement attached to the commitment letter, which specifically includes the net cash proceeds of any debt incurred through any public offering of debt securities. Therefore, the commitments will be ratably reduced by the net cash proceeds received by us from this offering of notes.
Risk Factors
See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in the notes.

Summary historical and pro forma financial data

The table below presents Bemis Company, Inc. historical financial information as well as pro forma financial information for the Acquisition. See "Unaudited Condensed Combined Financial Statements" for details regarding the pro forma financial information.

(dollars in millions, except per share amounts)

	Historical					Pro forma
	Three months ended		Years ended			Three months	Year ended
	March 31,		December 31,			ended March 31,	December 31,
	2009	2008	2008	2007	2006	2009	2008

Operating Data
Net sales	$843.4	$947.3	$3,779.4	$3,649.3	$3,639.4	$1,199.4	$5,280.2
Cost of products sold and other expenses	778.8	869.8	3,471.5	3,309.4	3,300.8	1,112.5	5,077.8
Interest expense	6.0	9.0	39.4	50.3	49.3	21.0	99.4
Income before income taxes	58.6	68.5	268.5	289.6	289.3	65.9	103.0
Provision for income taxes	21.3	24.8	96.3	104.3	109.5	24.6	110.5
Net income	37.3	43.7	172.2	185.3	179.8	41.3	(7.5)
Less: net income attributable to noncontrolling interests	0.6	1.4	6.0	3.7	3.5	0.7	6.0
Net income attributable to Bemis Company, Inc.	$36.7	$42.3	$166.2	$181.6	$176.3	$40.6	$(13.5)
Common Share Data
Basic earnings per share	$0.36	$0.41	$1.61	$1.71	$1.63	$0.37	$(0.12)
Diluted earnings per share	0.36	0.41	1.61	1.70	1.62	0.37	(0.12)
Dividends per share	$0.225	$0.220	$0.880	$0.840	$0.760	$0.225	$0.880
Stock price/earnings ratio range	12-18x	14-17x	13-18x	15-21x	17-21x
Weighted-average shares outstanding for computation of diluted earnings per share	103,299,376	103,775,180	103,404,199	106,758,469	108,549,573	111,178,000	111,283,000
Common shares outstanding at end of period	99,933,360	99,628,543	99,708,191	100,518,355	104,841,576
Capital Structure and Other Data
Working capital	$527.6	$672.3	$560.9	$602.4	$538.3	$713.2
Total assets	2,776.8	3,265.8	2,822.3	3,191.4	3,039.0	4,186.7
Short-term debt	1.2	52.7	8.0	66.0	51.2	1.2
Long-term debt(1)	616.2	823.1	678.6	777.2	738.6	1,664.3
Stockholders' equity	1,390.0	1,628.5	1,382.5	1,601.2	1,501.2	$1,570.9
Depreciation and amortization	38.4	41.8	162.0	158.5	152.4
Capital expenditures	$22.2	$28.4	$120.5	$178.9	$158.8

(1)
Includes Current portion of long-term debt.

Risk factors

You should carefully consider the risks described below and in the documents incorporated by reference herein before making a decision to invest in the notes. Some of these factors relate principally to our business. Other factors relate principally to the Acquisition and your investment in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks relating to the acquisition

We may not realize the expected benefits of the Acquisition because of integration difficulties and other challenges.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated synergies, and cost savings from integrating the Alcan Packaging Food Americas business with our existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of the Alcan Packaging Food Americas business include, among others:

•
failure to implement our business plan for the combined business;

•
unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•
unanticipated changes in applicable laws and regulations;

•
failure to retain key employees;

•
operating risks inherent in the Alcan Packaging Food Americas business and our business;

•
the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•
unanticipated issues, expenses and liabilities.

We may not accomplish the integration of the Alcan Packaging Food Americas business smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the Acquisition and could adversely affect our business.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We will incur significant costs in connection with the Acquisition. The substantial majority of these costs will be non- recurring expenses related to the Acquisition, facilities and systems consolidation costs. These non-recurring costs and expenses are not reflected in the pro forma financial information included in this prospectus. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating integration plans. Additional costs will be incurred in the integration of the Alcan Packaging Food Americas business. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Our substantial debt obligations upon closing of the Acquisition could adversely affect our business and limit our ability to plan for or respond to changes in our business.

As of March 31, 2009, our long-term debt, after giving effect to the Acquisition on a pro forma basis, would have been approximately $1.7 billion. Our substantial debt obligations could have important consequences to our business. For example:

•
we may be more vulnerable to general adverse economic and industry conditions;

•
we may be required to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts and mergers and acquisitions;

•
we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Acquisition Credit Facilities, is at variable rates of interest;

•
our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited, thereby placing us at a competitive disadvantage compared to our competitors that have less indebtedness.

In addition, the restrictions in the Acquisition Credit Facilities and certain other of our credit agreements may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. For example, certain of our loan agreements require us to maintain a total debt-to-total capital ratio, as defined in those agreements, of not greater than 60%. On a pro forma basis giving effect to the Acquisition, we would have had a total debt-to-total capital ratio, as calculated in accordance with these agreements, of 49% as of March 31, 2009. See "Unaudited Pro Forma Condensed Combined Financial Statements" for details regarding our pro forma debt balances.

We and our subsidiaries may also incur substantial additional indebtedness in the future and the agreements governing such indebtedness might subject us to additional restrictive covenants that could affect our financial and operational flexibility. The terms of the indenture governing the notes do not prohibit us or our subsidiaries from doing so. If new indebtedness is added to our current indebtedness levels, the related risks that we now face would increase, and this may make it more difficult for us to satisfy our obligations with respect to the notes and may lead to a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Increases in interest rates will increase the cost of servicing our debt and could reduce our profitability.

As of March 31, 2009, the net fair value liability of our debt instruments with exposure to interest rate risk (debt and interest rate swaps) was approximately $317 million. In addition, the Acquisition Credit Facilities will also bear interest at variable rates. As a result, increases in interest rates will increase the cost of servicing our financial instruments with exposure to interest rate risk and could materially reduce our profitability and cash flows. As of March 31, 2009 on a pro forma basis giving effect to the Acquisition, each one percentage point change in interest rates would result in a $5.7 million change in the annual cash interest expense before any principal payment on our financial instruments with exposure to interest rate risk. See "Unaudited Pro Forma Condensed Combined Financial Statements" for details regarding our pro forma debt balances.

The carve out financial statements of the Alcan Packaging Food Americas business incorporated by reference herein are not representative of the future financial position, future results of operations or future cash flows of the Alcan Packaging Food Americas business as part of our company nor do they reflect what the financial position, results of operations or cash flows of the Alcan Packaging Food Americas business would have been as a part of our company during the periods presented.

Prior to the closing of the Acquisition, the acquired business was a fully integrated business unit of Rio Tinto. The financial position, results of operations and cash flows of the Alcan Packaging Food Americas business presented may be different from those that would have resulted had the Alcan Packaging Food Americas business been operated as part of our Company or from those that may result in the future from the Alcan Packaging Food Americas business being operated as a part of our Company. This is primarily because:

•
the carve out financial information reflects allocation of expenses from Rio Tinto. Those allocations may be different from the comparable expenses the Alcan Packaging Food Americas business would have incurred as part of our company;

•
the carve out financial information does not reflect a required step up in the basis of the assets of the Alcan Packaging Food Americas business as a result of the Acquisition, resulting in increased depreciation expense; and

•
the working capital requirements of the Alcan Packaging Food Americas business historically were satisfied as part of Rio Tinto's corporate-wide cash management policies. In connection with the Acquisition, we expect to incur a material amount of indebtedness and therefore expect to assume significant debt service costs. As a result, we expect the cost of debt and capitalization for the Alcan Packaging Food Americas business as part of our company to be different from that reflected in the carve out financial information of the Alcan Packaging Food Americas business.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and does not purport to be indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated.

The unaudited pro forma financial information reflects adjustments and assumptions, which are based upon preliminary estimates to allocate the purchase price to the Alcan Packaging Food

Americas business' net assets rendering these types of adjustments and assumptions difficult to make with complete accuracy. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the Alcan Packaging Food Americas business as of the date of the completion of the Acquisition. In addition, subsequent to the Acquisition completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See "Unaudited Pro Forma Condensed Combined Financial Information" for more information.

The transition services to be provided by Rio Tinto for the Alcan Packaging Food Americas business may be difficult for us to replace without operational problems and additional costs.

We intend to enter into a transition services agreement with Rio Tinto pursuant to which Rio Tinto will provide us certain transition services for the Alcan Packaging Food Americas business for certain periods of time following the closing date of the Acquisition. These services could include, among others, certain services relating to finance and administration, human resources, payroll and information technology. If, after the expiration of the agreement, we are unable to perform these services for the Alcan Packaging Food Americas business or replace them in a timely manner or on terms and conditions as favorable as those we receive from Rio Tinto, we may experience operational problems and an increase in its costs. In addition, the costs for such services may be higher than the allocated costs for such services when the Alcan Packaging Food Americas business was operated as part of Rio Tinto.

Completion of the Acquisition is subject to the receipt of consents and approvals from, or the making of filings with, government entities that could delay completion of the Acquisition or impose conditions that could have a material adverse effect on the Company or that could cause abandonment of the Acquisition.

The Acquisition is subject to review by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under this statute, the Company and Rio Tinto are required to make pre-merger notification filings and to await the expiration of the statutory waiting period prior to completing the Acquisition. If the federal antitrust authority challenges the Acquisition, we cannot assure you that such a challenge would not be successful. Any such challenge may seek to enjoin the Acquisition, impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition. Such conditions or changes could have the effect of preventing or delaying completion of the Acquisition or imposing additional costs on us or limiting the revenues of the Company following the Acquisition, any of which could have a material adverse effect on the Company. In addition, the Acquisition is subject to obtaining Mexican Federal Law on Economic Competition Compliance. Under the Acquisition Agreement, Bemis is obligated in good faith to seek to obtain U.S. antitrust and Mexican competition law approval of the Acquisition, and is obligated to give and perform such commitments or undertakings to such antitrust or competition law authorities as are necessary to secure the approvals, but is not required to do so if any such remedy, strategically or financially, could reasonably be expected to result in a material adverse effect on Bemis, the Alcan Packaging Food Americas business or the prospects of the combined business. In addition, neither Bemis nor Rio Tinto is obligated to complete the Acquisition if any governmental authority in the

United States, Brazil or Mexico issues a legally binding order or obtains an injunction that prohibits the Acquisition as a whole or makes any party to the Acquisition Agreement or its affiliates liable for a criminal offense. Failure to complete the Acquisition will result in all of the notes being redeemed by us as described in "Description of Notes-Special Mandatory Redemption".

We may not be able to generate sufficient cash flows to meet our substantial debt service obligations after the Acquisition.

We have considerable debt service obligations. We expect to incur substantial additional debt in connection with the Acquisition. Our ability to make payments on and to refinance our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we are unable to raise $800 million in net cash proceeds in this offering and any other offering of notes prior to the closing of the Acquisition, we expect to borrow up to the amount of such shortfall under a bridge loan facility. As the bridge loan facility will mature less than twelve months after the closing of the Acquisition, we would be required to repay or refinance the amount we borrow under the bridge loan facility at an earlier date than if we had been able to raise the full $800 million through the sale of notes with longer maturities.

If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of our business strategy for us or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Risks relating to the notes

If we do not complete the Acquisition within the timeframe set out in the instruments governing the notes, we will be required to redeem the notes and as a result you may not obtain your expected return on the notes.

We may not be able to consummate the Acquisition within the timeframe specified under "Description of the Notes—Special Mandatory Redemption." Our ability to consummate the Acquisition is subject to various closing conditions, including U.S. and foreign regulatory approvals and receipt of financing, many of which are beyond our control. If we are not able to consummate the Acquisition within the specified timeframe, we will be required to redeem all notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date. We may not, however, have sufficient financial resources available to satisfy our obligations to repurchase the notes. This could be the case, for example, if we or any of our subsidiaries commence a bankruptcy or reorganization case, or such a case is commenced against us or one of our subsidiaries, before the date on which we are required to redeem the notes. In addition, even if we are able to redeem the notes pursuant to a mandatory redemption, you may not obtain your expected return on the notes. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition, or the terms of the Acquisition or the financing thereof, between the closing of this notes offering and the closing of the Acquisition will have no effect on your rights as a purchaser of the notes.

The terms of the indenture and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

As described under "Description of the Notes—Change of Control Triggering Event," upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term "Change of Control Triggering Event" is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) which could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of a series of notes, but which would not constitute a Change of Control Triggering Event with respect to such notes, you would not have any rights to require us to repurchase the notes prior to their maturity. In addition, if we experience a Change of Control Triggering Event with respect to a series of notes, we may not have sufficient financial resources available to satisfy our obligations to repurchase such notes. Our failure to repurchase a series of notes as required under the indenture governing that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

Furthermore, the indenture for the notes does not:

•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•
limit our ability to incur indebtedness or other obligations that are equal in right of payment to the notes;

•
restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes with respect to the assets of our subsidiaries;

•
restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•
restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing the same.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. At June 30, 2009, our subsidiaries had approximately $37 million of debt outstanding.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. At June 30, 2009, we had no secured debt outstanding.

There is currently no market for the notes. We cannot assure you that an active trading market will develop.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of any series on any national securities exchange or for quotation of the notes of any series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes will be adversely affected. See "Underwriting."

Risks relating to the market

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities.

 Use of proceeds

We anticipate that we will receive approximately $792 million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering.

The net proceeds from the sale of the notes will be used to fund a portion of the cash consideration payable in connection with the Acquisition. This offering is not conditioned on the closing of the Acquisition and there can be no assurance that the Acquisition will be consummated. The notes offered hereby will be subject to mandatory redemption if the Acquisition is not consummated. See "Description of the Notes—Special Mandatory Redemption."

We expect that the total cash consideration payable in connection with the Acquisition will be approximately $1.2 billion. In addition to the net proceeds from this offering, we expect to use proceeds from the issuance of common stock, the issuance of commercial paper, and borrowings under the Acquisition Credit Facilities, and available cash.

Pursuant to a commitment letter, the commitments by JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas and Wells Fargo Bank, National Association, affiliates of the joint book-running managing underwriters, will be ratably reduced by any amount that would require mandatory prepayment by us under a draft term loan agreement attached to the commitment letter, which specifically includes the net cash proceeds of any debt incurred through any public offering of debt securities. Therefore, the commitments will be ratably reduced by the net cash proceeds received by us from this offering of notes.

Consolidated ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (in thousands of dollars):

	Six months ended
	June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

	(unaudited)
EARNINGS:
Pretax income from continuing operations before adjustment for income or loss from equity investees	$137,145	$143,874	$268,525	$289,605	$289,336	$282,366	$294,156
Fixed charges	13,175	22,285	43,583	56,083	54,032	41,334	16,186
Less: Capitalized interest	(484)	(1,344)	(2,557)	(4,220)	(2,871)	(993)	(178)
Less: Preference security dividend requirements	(624)	(624)	(1,248)	(1,073)	(1,391)	(1,183)	0
Noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges	0	0	0	0	(6)	(228)	(126)
Losses recognized in pre-tax income for less than 50% owned persons	(641)	(885)	(919)	(933)	(32)	(874)	(11,698)
Capitalized interest amortization	419	410	841	803	752	734	770

TOTAL EARNINGS	$148,990	$163,716	$308,225	$340,265	$339,820	$321,156	$299,110

FIXED CHARGES:
Interest expense:
Consolidated interest expense	$11,884	$20,134	$39,413	$50,268	$49,252	$38,737	$15,503
Capitalized interest	484	1,344	2,557	4,220	2,871	993	178

Total interest expense	12,368	21,478	41,970	54,488	52,123	39,730	15,681
Interest inherent in rent expense	183	183	365	522	518	421	505
Preference security dividend requirements	624	624	1,248	1,073	1,391	1,183	0

TOTAL FIXED CHARGES	$13,175	$22,285	$43,583	$56,083	$54,032	$41,334	$16,186

RATIO OF EARNINGS TO FIXED CHARGES	11.3	7.3	7.1	6.1	6.3	7.8	18.5

Capitalization

The following table sets forth our capitalization as of June 30, 2009, and as adjusted to give effect to the sale of the notes in this offering. You should read this table in conjunction with "Use of Proceeds" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of June 30, 2009
	Actual	As adjusted
	(dollars in thousands)

Current portion of Long-term debt	$31,293	$31,293
Short-term borrowings	1,632	1,632
Long-term debt
Notes offered hereby	—	800,000
Commercial paper	247,500	247,500
Industrial revenue bonds payable through 2012 at interest rate of 0.66%	8,000	8,000
Notes payable due 2013 at interest rate of 4.875%	300,000	300,000
Debts of subsidiary companies	3,666	3,666

Total long-term debt	559,166	1,359,166

Total debt	592,091	1,392,091
Deferred income taxes	122,899	122,899

Equity
Common stock issued ($0.10 par value; 500,000,000 shares authorized; 117,356,131 shares issued)	11,736	11,736
Capital in excess of par value	354,645	354,645
Retained earnings	1,637,947	1,637,947
Other comprehensive income	(15,895)	(15,895)
Common stock held in treasury (17,422,771 shares)	(498,341)	(498,341)

Total Bemis Company, Inc. stockholders' equity	1,490,092	1,490,092

Noncontrolling interests	43,250	43,250

Total equity	1,533,342	1,533,342

Total capitalization	$2,248,332	$3,048,332

Recent developments

Pending acquisition of Alcan Packaging Food Americas

On July 5, 2009 we announced that we signed an agreement to acquire the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto, for approximately $1.2 billion. For more information regarding this pending acquisition, see the section entitled "Prospectus Supplement Summary—Recent Developments".

South American rigid packaging acquisition

On June 3, 2009, we announced that we acquired the South American rigid packaging operations of Huhtamaki Oyj, a global manufacturer of consumer and specialty packaging. This rigid packaging business, which includes three facilities in Brazil and one facility in Argentina, recorded annual net sales of approximately $86 million in 2008, primarily to dairy and food service markets. The purchase price of $43.0 million was paid with a combination of $32.3 million cash on hand, $1.9 million of debt assumed, and a $8.8 million note payable to the seller. As of June 30, 2009, $1.5 million remained outstanding on the note payable which is due May 31, 2010.

Announcement of second quarter results of operations

On July 17, 2009, we announced our results of operations for the quarter ended June 30, 2009. The following is selected information from that announcement.

 Bemis Company, Inc. and subsidiaries
Consolidated statement of income
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$866,379	$979,959	$1,709,772	$1,927,241
Costs and expenses:
Cost of products sold	688,000	807,422	1,367,361	1,591,735
Selling, general, and administrative expenses	88,718	88,235	177,473	176,979
Research and development	6,533	6,937	12,575	12,765
Interest expense	5,861	11,105	11,884	20,134
Other costs (income), net	(1,230)	(9,141)	3,334	(18,246)

Income before income taxes	78,497	75,401	137,145	143,874
Provision for income taxes	28,800	27,500	50,100	52,300

Net income	49,697	47,901	87,045	91,574
Less: Net income attributable to noncontrolling interests	1,176	1,488	1,814	2,828

Net income attributable to Bemis Company, Inc.	$48,521	$46,413	$85,231	$88,746

Basic earnings per share	$0.47	$0.45	$0.83	$0.86

Diluted earnings per share	$0.47	$0.45	$0.82	$0.86

Cash dividends paid per share	$0.225	$0.220	$0.450	$0.440

Bemis Company, Inc. and subsidiaries
Consolidated balance sheet
(in thousands of U.S. dollars)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$80,062	$43,454
Accounts receivable, net	453,918	426,888
Inventories, net	413,535	435,667
Prepaid expenses	70,026	76,649

Total current assets	1,017,541	982,658

Property and equipment, net	1,174,724	1,135,482
Goodwill	625,863	595,466
Other intangible assets, net	84,097	80,773
Deferred charges and other assets	29,243	27,935

Total other long-term assets	739,203	704,174

TOTAL ASSETS	$2,931,468	$2,822,314

LIABILITIES
Current portion of long-term debt	$31,293	$18,651
Short-term borrowings	1,632	7,954
Accounts payable	348,629	323,142
Accrued salaries and wages	80,561	63,227
Accrued income and other taxes	25,805	8,807

Total current liabilities	487,920	421,781
Long-term debt, less current portion	559,166	659,984
Deferred taxes	122,899	111,832
Other liabilities and deferred credits	228,141	246,174

TOTAL LIABILITIES	1,398,126	1,439,771

EQUITY
Bemis Company, Inc. stockholders' equity:
Common stock issued (117,356,131 and 117,130,962 shares)	11,736	11,713
Capital in excess of par value	354,645	345,982
Retained earnings	1,637,947	1,599,178
Accumulated other comprehensive loss	(15,895)	(112,001)
Common stock held in treasury, 17,422,771 and 17,422,771 shares at cost	(498,341)	(498,341)

Total Bemis Company, Inc. stockholders' equity	1,490,092	1,346,531

Noncontrolling interests	43,250	36,012

TOTAL EQUITY	1,533,342	1,382,543

TOTAL LIABILITIES AND EQUITY	$2,931,468	$2,822,314

Bemis Company, Inc. and subsidiaries
Consolidated statement of cash flows
(in thousands of U.S. dollars)
(unaudited)

	Six months ended
	June 30,
	2009	2008

Cash flows from operating activities
Net income	$87,045	$91,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,140	83,752
Excess tax benefit from share-based payment arrangements	(36)	(52)
Share-based compensation	9,574	8,806
Deferred income taxes	8,095	1,362
Income of unconsolidated affiliated company	(641)	(885)
(Gain) loss on sales of property and equipment	273	905
Changes in working capital, net of effects of acquisitions	97,108	(73,094)
Net change in deferred charges and credits	(12,309)	15,575

Net cash provided by operating activities	267,249	127,943

Cash flows from investing activities
Additions to property and equipment	(45,320)	(58,615)
Business acquisitions and adjustments, net of cash acquired	(30,694)
Proceeds from sales of property and equipment	421	1,222

Net cash used in investing activities	(75,593)	(57,393)

Cash flows from financing activities
Proceeds from issuance of long-term debt	1,393	15,773
Repayment of long-term debt	(3,170)	(17,726)
Net borrowing (repayment) of commercial paper	(83,295)	43,750
Net borrowing (repayment) of short-term debt	(26,493)	(26,633)
Cash dividends paid to stockholders	(46,459)	(45,369)
Common stock purchased for the treasury		(26,771)
Excess tax benefit from share-based payment arrangements	36	52
Stock incentive programs and related withholdings	(2,609)	(1,364)

Net cash used by financing activities	(160,597)	(58,288)

Effect of exchange rates on cash and cash equivalents	5,549	11,342

Net increase in cash and cash equivalents	36,608	23,604
Cash and cash equivalents balance at beginning of year	43,454	147,409

Cash and cash equivalents balance at end of period	$80,062	$171,013

Bemis Company, Inc. and subsidiaries
Operating profit and pretax profit
(in millions of U.S. dollars)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Flexible Packaging operating profit	$102.1	$88.9	$193.4	$167.5
Pressure Sensitive Materials operating profit	2.9	9.1	1.1	20.9
General corporate expenses	(20.6)	(11.5)	(45.5)	(24.4)
Interest expense	(5.9)	(11.1)	(11.9)	(20.1)

Income before income taxes and noncontrolling interests	$78.5	$75.4	$137.1	$143.9

On July 17, 2009 we reported quarterly diluted earnings of $0.47 per share for the second quarter ended June 30, 2009, compared with $0.45 per share for the same quarter of 2008. Results for the 2009 quarter were negatively impacted by a $0.03 per share charge primarily related to acquisition-related costs.

Net sales were $866.4 million for the second quarter of 2009, an 11.6 percent decrease from $980.0 million for the same period of 2008. Currency effects reduced net sales by 6.7 percent compared to the second quarter of 2008. The remaining 4.9 percent decrease in net sales reflects lower unit volume partially offset by a favorable price and mix impact compared to the second quarter of 2008.

Business segments

Flexible packaging

Our flexible packaging business segment, which represented about 85 percent of our total net sales for the second quarter of 2009, had net sales of $733.5 million for the quarter. This represents a 9.9 percent decrease compared to net sales of $813.9 million for the same quarter of 2008. Currency effects reduced net sales by 6.6 percent. The remaining 3.3 percent decrease in net sales was driven principally by lower unit volumes. Segment operating profit for the second quarter of 2009 was $102.1 million, or 13.9 percent of net sales. Segment operating profit for the same quarter of 2008 was $88.9 million, or 10.9 percent of net sales. The net effect of currency translation and foreign exchange gains decreased operating profit in the second quarter of 2009 by $5.0 million compared to the same quarter of 2008. Higher operating profit reflects the impact of both lower raw material costs in 2009 and the benefit of cost improvement programs.

Pressure sensitive materials

Net sales from our pressure sensitive materials business segment for the second quarter of 2009 were $132.9 million, a 20.0 percent decrease from net sales of $166.1 million in the second quarter of 2008. Currency effects reduced net sales by 7.1 percent compared to the second quarter of 2008. For the second quarter of 2009, this segment had operating profit of $2.9 million, or 2.2 percent of net sales, compared to segment operating profit of $9.1 million, or 5.5 percent of net sales, for the second quarter of 2008. Lower volume in each of the product lines in this business segment substantially reduced net sales and operating profit for the second quarter of 2009.

Other costs (income), net

For the second quarter of 2009, other costs and income included $4.7 million of financial income, a decrease of $4.1 million compared to $8.8 million for the second quarter of 2008. This decrease reflects interest income from lower cash balances invested outside of the United States during 2009. Specifically, cash balances in our Brazilian operations have been applied to debt repayment and used to fund the acquisition of Huhtamaki Oyj's rigid packaging operations in Brazil, during the second quarter of 2009, as discussed below. Other costs and income also included $4.7 million of acquisition related professional fees for the second quarter of 2009.

Capital structure

Total debt to total capitalization was 26.3 percent at June 30, 2009, compared to 31.5 percent at December 31, 2008. Total debt as of June 30, 2009 was $592.1 million, a decrease of $94.5 million from $686.6 million at December 31, 2008. Strong cash flow from operations of $267.2 million for the first six months of 2009 was primarily the result of efforts to reduce working capital.

Liquidity

As of June 30, 2009, we had available from our banks a $425.0 million revolving credit facility. This credit facility is used principally as back-up for our commercial paper program. As of June 30, 2009, there was $257.6 million of debt outstanding supported by this credit facility, leaving $167.4 million of available credit. Cash flows from operating activities are expected to continue to provide sufficient liquidity to meet future cash obligations for operations. In addition to debt repayment, cash flow during the second quarter of 2009 supported $23.1 million of capital expenditures, $23.2 million of common stock dividend payments, a $30.0 million tax-deductible, voluntary pension contribution, and a $43.0 million for the South American rigid packaging acquisition.

Business

With more than 150 years of operating history, we are the largest producer of flexible packaging in the Americas and a leading manufacturer of pressure sensitive materials globally, serving customers throughout North America, South America, Europe and Asia. Our operations are organized around two business segments, Flexible Packaging and Pressure Sensitive, which accounted for approximately 83% and 17% of net sales for the twelve month period ended June 30, 2009, respectively. Combined, the segments serve customers throughout the world, including leading food and consumer products companies.

Our Company was formed in 1858 as a manufacturer of seamless cotton bags and was incorporated in 1885 as Bemis Bro. Bag Company. In 1965, concurrent with an expanding product offering, the Company changed its name to Bemis Company, Inc. Acquisitions contributed to our growth with 19 transactions completed since 1990 (see table below).

Date	Target	Location(s)	Segment

2009	Rigid Packaging operations of Huhtamaki Oyj	Brazil, Argentina	Flexible Packaging
2005	Certain assets of Rayton Packaging Inc.	Canada	Flexible Packaging
2005	Dixie Toga S.A.	Brazil, Argentina	Flexible Packaging
2004	Tultitlan plant of Masterpak S.A. de C.V.	Mexico	Flexible Packaging
2003	Pressure sensitive business of Multi-Fix N.V.	Belgium	Pressure Sensitive Materials
2002	Walki Films business of UPM-Kymmene	Finland, France	Flexible Packaging
2002	Clysar shrink film business of E.I. du Pont de Nemours	USA, France	Flexible Packaging
2001	Duralam	USA	Flexible Packaging
2000	Pressure sensitive materials product line of Kanzaki Specialty Papers	USA	Pressure Sensitive Materials
2000	Specialty plastic film business of Viskase	USA, Wales, Brazil	Flexible Packaging
1998	Techy Group	Belgium	Flexible Packaging
1998	Itap Bemis Ltda joint venture	Brazil	Flexible Packaging
1997	Paramount Packaging	USA	Flexible Packaging
1996	Perfecseal healthcare packaging division	USA, Northern Ireland	Flexible Packaging
1995	Banner Packaging	USA	Flexible Packaging
1994	Fitchburg Coated Products	USA	Pressure Sensitive Materials
1994	Hargro Health Care Packaging	USA	Flexible Packaging
1993	Princeton Packaging bakery division	USA	Flexible Packaging
1990	Milprint	USA	Flexible Packaging

As of June 30, 2009, the Company had approximately 15,800 employees.

For the LTM period ended June 30, 2009, Bemis generated net sales of $3.6 billion. Approximately 35 percent of net sales were outside North America in fiscal 2008.

The Company's business activities are organized around two major business segments: Flexible Packaging and Pressure Sensitive Materials.

Flexible Packaging (83 percent of net sales for the LTM period ended June 30, 2009)

With net sales of $3.0 billion for the LTM period ended June 30, 2009, the Flexible Packaging segment manufactures a broad range of food, consumer goods, and industrial packaging. Multilayer flexible polymer film structures and laminates are sold for food, medical, and personal care products as well as non-food applications utilizing vacuum or modified atmosphere packaging. Additional products include blown and cast stretchfilm products, carton sealing tapes and application equipment, custom thermoformed plastic packaging, multiwall paper bags, printed paper roll stock, and bag closing materials. Markets for our products include processed and fresh meat, liquids, frozen foods, cereals, snacks, cheese, coffee, condiments, candy, pet food, bakery, seed, lawn and garden, tissue, fresh produce, personal care and hygiene, disposable diapers, printed shrink overwrap for the food and beverage industry, agribusiness, pharmaceutical, minerals, and medical device packaging.

The Flexible Packaging segment provides packaging to a variety of end markets, including meat and cheese, confectionery and snack, frozen foods, lawn and garden, health and hygiene, beverages, medical devices, bakery, and dry foods.

Pressure Sensitive materials (17 percent of net sales for the LTM period ended June 30, 2009)

With net sales of $0.6 billion for the LTM period ended June 30, 2009, the Pressure Sensitive materials segment manufactures pressure sensitive adhesive coated paper and film substrates sold to label markets, graphic markets, and technical markets.

Products for label markets include narrow-web rolls of pressure sensitive paper, film, and metalized film printing stocks used in high-speed printing and die-cutting of primary package labeling, secondary or promotional decoration, and for high-speed, high-volume electronic data processing stocks, bar code labels, and numerous laser printing applications. Primary markets include food and consumer goods, inventory control labeling, shipping labels, postage stamps, and laser/ink jet printed labels.

Products for graphic markets include pressure sensitive films used for decorative signage through computer-aided plotters, digital and screen printers, and photographic overlaminate and mounting materials including optically clear films with built-in UV inhibitors. Offset printers, sign makers, and photo labs use these products on short-run and/or digital printing technology to create signs or vehicle graphics. Primary markets are indoor and outdoor signage, photograph and digital print overlaminates, and vehicle graphics.

Products for technical markets are pressure sensitive materials that are technically engineered for performance in varied industrial applications. They include micro-thin film adhesives used in delicate electronic parts assembly and pressure sensitives utilizing foam and tape based stocks to perform fastening and mounting functions. Tapes sold to medical markets feature medical-grade adhesives suitable for direct skin contact. Primary markets are electronics, automotive, construction, medical, and pharmaceuticals.

Industry overview

We compete in the global flexible packaging market and believe we are the largest producer of flexible packaging in North and South America as measured by 2008 sales. The majority of our net sales are derived from the North American market, which generated approximately $26 billion in annual sales in 2007 according to the Flexible Packaging Association. Food represents the largest end market served by flexible packaging, accounting for over half of the total North American flexible packaging market in 2007.

The overall flexible packaging industry remains generally fragmented, with a large number of competitors serving various applications. Competition is largely based on service, innovation, quality and price.

Product innovation and research and development

Our ability to develop new, innovative products to meet the design, application and performance characteristics of our customers' products has established us as a leader in flexible packaging. We have a dedicated research and development effort, driven by a team of chemical engineers and scientists who have expertise in understanding the chemical properties of specialty polymer resins and adhesives. This team of scientists has a mandate to constantly reengineer our product portfolio to create new film technologies offering increased performance characteristics.

Customers

We serve a broad base of customers throughout the world comprised of regional and local food companies as well as established, global food and consumer product companies. In fiscal 2008, our top 10 customers collectively accounted for approximately 23 percent of our net sales. Our customers demand a high degree of packaging design and engineering to accommodate complex packaging, adhesive performance and material requirements, in addition to quick and reliable delivery.

Raw materials

Plastic resins and films, paper, inks, adhesives, and chemicals constitute the major raw materials consumed in our manufacturing processes. Raw materials are purchased from a variety of global industry sources and we are not solely dependent on any one supplier for raw material supplies.

Marketing and distribution

While our sales are made through a variety of distribution methods, more than 90 percent of each segment's sales are made by our direct sales force. Sales offices and plants are located throughout the United States, Canada, United Kingdom, Continental Europe, Scandinavia, Asia Pacific, South America, and Mexico. Our technically trained sales force is supported by product development engineers, design technicians, and a customer service organization. Advertising is limited primarily to business and trade publications emphasizing the Company's product features and related technical capabilities and the individual problem-solving approach to customer problems.

Competition

In both of our business segments, areas of competition include service, innovation, quality and price. Major competitors in the Flexible Packaging segment include Alcan Packaging, Amcor Limited, Exopack Company, Hood Packaging Corporation, Bryce Corporation, Pliant Corporation, Printpack, Inc., Sealed Air Corporation, Sonoco Products Company, Winpak ltd. and Wihuri OY. Major competitors in the Pressure Sensitive Materials segment include 3M, Acucote, Inc., Avery Dennison Corporation, FLEXcon Corporation, Green Bay Packaging Inc., Ricoh Company, Ltd., Ritrama Inc., Spinnaker Industries, Inc., Technicote Inc., UPM-Kymmene Corporation and Wausau Coated Products Inc.

Employees

As of June 30, 2009, we had approximately 15,800 employees. Many of the North American production employees are covered by collective bargaining contracts involving three different international unions, one independent union, and 16 individual contracts with terms ranging from one to five years. During 2008, three contracts covering approximately 600 employees at three different locations in the United States were successfully negotiated while two contracts covering approximately 120 employees at one domestic location continue to be negotiated. Five domestic labor agreements covering approximately 1,400 employees are scheduled to expire in 2009. Many of the non-North American production employees as well as some of the non-North American salaried workforce are covered by collective bargaining contracts involving 23 different unions with terms ranging from one to two years.

Global presence

As of June 30, 2009, we had 61 manufacturing facilities in 11 countries around the world. We continuously invest in our businesses and facilities in order to improve efficiency and achieve an ongoing objective of manufacturing excellence. We believe our manufacturing facilities are modern and maintained to world-class operating standards. In 2007, we completed a multiyear capital expansion program to enhance our polyester platform and our medical device packaging capacity. Further, our ongoing implementation of our World Class Manufacturing program initiatives has focused on continuous improvements in operating efficiencies and levels of working capital.

Flexible Packaging locations

Curwood
Oshkosh, Wisconsin
Appleton, Wisconsin
New London, Wisconsin
Centerville, Iowa
Fremont, Ohio
Pauls Valley, Oklahoma
Swansea, Wales*

 Milprint
Oshkosh, Wisconsin
Lancaster, Wisconsin
Lebanon, Pennsylvania
ShelbyvilIe, Tennessee
Longview, Texas

 Perfecseal
Oshkosh, Wisconsin
New London, Wisconsin
Mankato, Minnesota
Philadelphia, Pennsylvania
Selangor, Malaysia
Londonderry, Northern Ireland*
Carolina, Puerto Rico	Bemis Clysar
Oshkosh,Wisconsin
Clinton, Iowa
Le Trait, France

 Bemis Polyethylene Packaging
Terre Haute, Indiana
Flemington, New Jersey
Hazleton, Pennsylvania

 Bemis Paper Products
Omaha, Nebraska
Crossett, Arkansas
Minneapolis, Minnesota
Vancouver, Washington
San Luis Potosi, Mexico	Bemis Flexible Packaging Europe
Monceau, Belgium
Brigg, North Lincolnshire, England
Valkeakoski, Finland

 Bemis Flexible PackagingMexico
Tultitlán,Mexico

 Dixie Toga
São Paulo, Brazil
Guarulhos, Brazil
Votorantim, Brazil
Rondonópolis, Brazil
Cambé, Brazil
Curitiba, Brazil
Londrina, Brazil
Parnamirim, Brazil
Pablo Nogués, Argentina
Pinhais, Brazil
Jaboatão dos Guararapes, Brazil
Valinhos, Brazil
Pilar, Argentina

 Bemis Asia Pacific
Selangor,Malaysia
Suzhou, China
Shanghai, China**
Pressure Sensitive materials locations
MACtac Americas Stow, Ohio Columbus, Indiana Scranton, Pennsylvania Lawrenceville, Georgia** Kansas City, Missouri** Vancouver, Washington** Los Angeles, California** San Luis Potosi,Mexico
MACtac Europe
Soignies, Belgium
Genk, Belgium
Prague, Czech Republic**
Northampton, England**
Paris, France**
Köln, Germany**
Budapest, Hungary**
Milan, Italy**
Warsaw, Poland**
Barcelona, Spain**
	Malmö, Sweden**	MACtac Asia Pacific Singapore** Shanghai, China**

*
Operates as part of Bemis Flexible Packaging Europe

**
Operates as a distribution/sales facility

Management

Name	Age	Background

William F. Austen Vice President—Operations	50	Mr. Austen has been Vice President—Operations of Bemis Company, Inc. since 2004. He served as the President and Chief Executive Officer of Morgan Adhesives Company since 2000. Previously Mr. Austen held various positions at General Electric including engineering, sales, marketing, and general management from 1980 to 2000.
Jeffrey H. Curler Executive Chairman and Chairman of the Board	58

Mr. Curler has been a Director of Bemis Company, Inc. since 1992. Mr. Curler has been Executive Chairman since 2008 and Chairman of the Board since 2005. He was previously Chief Executive Officer from 2000 to 2008, President from 1996 to 2007, Chief Operating Officer from 1998 to 2000, and Executive Vice President from 1991 to 1995. From 1973 to 1991, he held various research and development and management positions with the Company. Mr. Curler is also a Director of Valspar Corporation.

Robert F. Hawthorne Vice President—Operations	59

Mr. Hawthorne has been the Vice President—Operations of Bemis Company, Inc. since 2007. Previously, he was Vice President—Operations for the Bemis Paper Packaging Division and Bemis Clysar, Inc. from 2005 to 2007, President of Curwood, Inc. (a wholly owned subsidiary of Bemis Company, Inc.) from 2003 to 2005 and various sales, marketing and management positions with Bemis from 1985-2003.

Stanley A. Jaffy Vice President and Controller	60

Mr. Jaffy has been the Vice President and Controller of Bemis Company, Inc. since 2002. Previously, he was Vice President—Tax and Assistant Controller from 1998 to 2002. From 1987 to 1998, he held various finance management positions within the Company.

Melanie E.R. Miller Vice President, Treasurer, and Director of Investor Relations	46

Ms. Miller has been Vice President, Investor Relations and Treasurer of Bemis Company, Inc. since 2005. Previously, she held the position of Vice President, Investor Relations and Assistant Treasurer from 2002 to 2005, and various finance management positions within Bemis from 2000 to 2002.

James W. Ransom Vice President—Operations	49

Mr. Ransom has been Vice President—Operations of Bemis Company, Inc. since 2007. Previously, he was President of Curwood, Inc. from 2005 to 2007 and President of Banner Packaging, Inc. from 2002 to 2005.

Name	Age	Background

Eugene H. Seashore, Jr. Vice President—Human Resources	59	Mr. Seashore has been Vice President—Human Resources of Bemis Company, Inc. since 2000. Previously, he held various human resource and management positions with the Company from 1980 to 2000.
James J. Seifert Vice President, General Counsel, and Secretary	52

Mr. Seifert has been Vice President, General Counsel and Secretary of Bemis Company, Inc. since 2002. Prior to joining Bemis he was Vice President, General Counsel and Corporate Secretary of Tennant Company from 1999 to 2002.

Henry J. Theisen Chief Executive Officer, President and Director	55

Mr. Theisen serves as President and Chief Executive Officer of Bemis Company, Inc. He has been a Director of Bemis Company, Inc. since 2006. He has been President of the Company since 2007 and was elected Chief Executive Officer in 2008. He previously was Executive Vice President and Chief Operating Officer of the Company from 2003 to 2007 and Vice President of Operations from 2002 to 2003. From 1975 to 2002, he held various research and development, marketing, and management positions within the Company. Mr. Theisen is also a Director of Andersen Corporation.

Scott B. Ullem Vice President—Finance	42

Mr. Ullem has been Vice President—Finance of Bemis Company, Inc. since 2008. Previously, he was co-Head of Diversified Industries in Bank of America's Global Corporate & Investment Banking Division from 2005 to 2008. Prior to Bank of America, he spent 14 years at Goldman Sachs in New York and Chicago, most recently as a Managing Director in the Investment Banking Division.

Gene C. Wulf Chief Financial Officer, Senior Vice President, and Director	58

Mr. Wulf has been a Director of Bemis Company, Inc. since 2006. He has been Senior Vice President since 2006 and Chief Financial Officer since 2002. He previously was Vice President, Treasurer and Chief Financial Officer from 2002 to 2006, Vice President and Controller from 1998 to 2002 and Vice President and Assistant Controller from 1997 to 1998. From 1975 to 1997, he held various financial positions within the Company. Mr. Wulf is also a Director of A. O. Smith Corporation.

Unaudited pro forma condensed combined financial
information

Bemis Company, Inc. and subsidiaries
Unaudited pro forma combined condensed financial
information

On July 5, 2009, Bemis Company, Inc. ("Bemis") entered into a Sale and Purchase Agreement (the "Agreement") with certain subsidiaries of Rio Tinto plc (the "Sellers"), pursuant to which Bemis agreed to acquire the food packaging business and certain related assets of the Sellers located in the United States, Canada, Argentina, Brazil, Mexico, and New Zealand ("Food Americas") for approximately $1.2 billion (the "Acquisition"). The completion of the Acquisition is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt of approval under the Mexican Federal Law on Economic Competition. The Acquisition is intended to be financed with a combination of approximately $1.0 billion in debt and $200 million in equity.

The unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the proposed acquisition of Food Americas by Bemis, including the related financing. The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of Bemis and Food Americas, giving effect to the Acquisition as if it had occurred on March 31, 2009. The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of Bemis and Food Americas, giving effect to the Acquisition as if it had occurred on January 1, 2008. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements and:

•
The historical unaudited interim financial statements of Bemis included in Bemis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 11, 2009;

•
The audited historical financial statements of Bemis, as of and for the year ended December 31, 2008, included in Bemis' Current Report on Form 8-K filed with the SEC on July 20, 2009;

•
The audited historical combined financial statements of Food Americas as of and for the year ended December 31, 2008 which is filed as an exhibit to this Current Report on Form 8-K; and

•
The historical unaudited combined interim financial statements of Food Americas as of and for the quarter ended March 31, 2009 which is filed as an exhibit to this Current Report on Form 8-K.

The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting. The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Statements.

The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operation actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies, revenue enhancements, or integrate the operations of Bemis and Food Americas.

Bemis Company, Inc. and subsidiaries
Unaudited pro forma
Combined condensed balance sheet
(dollars in thousands, except per share amounts)

	As of March 31, 2009
	Bemis Company, Inc.	Food Americas	Transaction adjustments	Notes	Food Americas assets acquired	Pro forma adjustments	Notes	Pro forma combined

ASSETS
Current Assets:
Cash and cash equivalents	$73,196	$5,260	$(5,260)	(2)	$—	$1,008,065	(3)	$73,196
						200,000	(4)
						(1,208,065)	(1)
Accounts receivable, net	417,499	129,085	(2,768)	(2)	126,317			543,816
Short-term loans receivable		208,771	(208,771)	(2)
Deferred income taxes		10,112			10,112	(10,112)	(1)
Inventories	403,169	178,501			178,501	9,555	(1)	591,225
Prepaid expenses	67,741	19,178			19,178			86,919

Total current assets	961,605	550,907	(216,799)		334,108	(557)		1,295,156

Property and equipment, net	1,114,473	570,073	(1,596)	(2)	568,477	54,927	(1)	1,737,877
Other long-term assets:
Long-term loans receivable		13,868	(13,868)	(2)
Goodwill	596,804	251,970			251,970	(19,838)	(1)	828,936
Other intangible assets	78,684	284,074			284,074	(85,574)	(1)	277,184
Deferred charges and other assets	25,211	9,409	(7,559)	(2)	1,850	9,775	(3)	47,538
						10,702	(1)

Total other long-term assets	700,699	559,321	(21,427)		537,894	(84,935)		1,153,658

TOTAL ASSETS	$2,776,777	$1,680,301	$(239,822)		$1,440,479	$(30,565)		$4,186,691

LIABILITIES
Current Liabilities:
Current portion of long-term debt	$31,443	$11,507	$(11,507)	(2)				$31,443
Short-term borrowings	1,200	255,224	(255,224)	(2)				1,200
Accounts payable	311,823	146,020	(18,655)	(2)	127,365			439,188
Accrued salaries and wages	63,785	39,278	(7,365)	(2)	31,913			95,698
Accrued income and other taxes	25,707					(11,202)	(8)	14,505
Deferred income taxes		356			356	(356)	(1)

Total current liabilities	433,958	452,385	(292,751)		159,634	(11,558)		582,034

Long-term debt, less current portion	584,749	367,265	(367,265)	(2)		1,048,115	(3)	1,632,864
Deferred taxes	115,206	147,372			147,372	(133,372)	(1)	129,206
Other liabilities and deferred credits	252,901	122,738	(103,942)	(2)	18,796			271,697

TOTAL LIABILITIES	$1,386,814	$1,089,760	$(763,958)		$325,802	$903,185		$2,615,801

EQUITY
Bemis Company, Inc. stockholders'equity:
Common stock, $.10 par value	11,729					788	(4)	12,517
Capital in excess of par value	349,136					199,212	(4)	548,348
Retained earnings	1,612,660					(19,073)	(8)	1,593,587
Owners' net investment		659,270	524,136	(2)	1,183,406	(1,183,406)	(1)
Accumulated other comprehensive income (loss)	(122,029)	(68,729)			(68,729)	68,729	(1)	(122,029)
Common stock held in treasury	(498,341)							(498,341)

Total Bemis Company, Inc. stockholders' equity	1,353,155	590,541	524,136		1,114,677	(933,750)		1,534,082

Noncontrolling interest	36,808							36,808

TOTAL EQUITY	1,389,963	590,541	524,136		1,114,677	(933,750)		1,570,890

TOTAL LIABILITIES AND EQUITY	$2,776,777	$1,680,301	$(239,822)		$1,440,479	$(30,565)		$4,186,691

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Bemis Company, Inc. and subsidiaries
Unaudited pro forma
Combined condensed statement of income
(in thousands, except per share amounts)

	For the year ended December 31, 2008
	Bemis Company, Inc.	Food Americas	Transaction adjustments	Notes	Food Americas assets acquired	Pro forma adjustments	Notes	Pro forma combined

Net sales	$3,779,373	$1,514,319	$(13,511)	(5)	$1,500,808	$—		$5,280,181
Costs and expenses:
Cost of products sold	3,131,341	1,302,202	(11,673)	(5)	1,290,529	(12,179)	(6)	4,409,691
Selling, general and administrative expenses	342,737	141,895	(20,198)	(5)	121,697	6,000	(6)	470,434
Research and development	25,010	15,282			15,282			40,292
Interest expense	39,413	34,074			34,074	25,913	(7)	99,400
Other costs (income), net	(27,653)	(4,173)			(4,173)			(31,826)
Other costs—Restructuring Charges		4,575			4,575			4,575
Other costs—Goodwill impairment charges		184,638			184,638			184,638

Income before income taxes	268,525	(164,174)	18,360		(145,814)	(19,734)		102,977
Provision for income taxes	96,300	14,669	6,793	(9)	21,462	(7,302)	(9)	110,460

Net income	172,225	(178,843)	11,567		(167,276)	(12,432)		(7,483)
Less: net income attributable to noncontrolling interests	6,011							6,011

Net income attributable to Bemis Company, Inc	$166,214	$(178,843)	$11,567		$(167,276)	$(12,432)		$(13,494)

Basic earnings per share	$1.61							$(0.12)

Diluted earnings per share	$1.61							$(0.12)

Cash dividends paid	$0.880							$0.880

Weighted-average basic shares outstanding	103,127					7,879	(4)	111,006

Weighted-average diluted common shares outstanding and unvested employee stock awards	103,404					7,879	(4)	111,283

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Bemis Company, Inc. and subsidiaries
Unaudited pro forma
Combined condensed statement of income
(in thousands, except per share amounts)

	For the three months ended March 31, 2009
	Bemis Company, Inc.	Food Americas	Transaction adjustments	Notes	Food Americas assets acquired	Pro forma adjustments	Notes	Pro forma combined

Net sales	$843,393	$359,141	$(3,169)	(5)	$355,972	$—		$1,199,365
Costs and expenses:
Cost of products sold	679,361	310,714	(2,934)	(5)	307,780	(2,832)	(6)	984,309
Selling, general and administrative expenses	88,755	37,683	(5,864)	(5)	31,819	1,500	(6)	122,074
Research and development	6,042	3,754			3,754			9,796
Interest expense	6,023	4,258			4,258	10,739	(7)	21,020
Other costs (income), net	4,564	211			211	(9,055)	(8)	(4,280)
Other costs—Restructuring charges	—	516			516			516

Income before income taxes	58,648	2,005	5,629		7,634	(352)		65,930
Provision for income taxes	21,300	1,392	2,083	(9)	3,475	(130)	(9)	24,645

Net income	37,348	613	3,546		4,159	(222)		41,285
Less: net income attributable to noncontrolling interests	638	—			—			638

Net income attributable to Bemis Company, Inc	$36,710	$613	$3,546		$4,159	$(222)		$40,647

Basic earnings per share	$0.36							$0.37

Diluted earnings per share	$0.36							$0.37

Cash dividends paid	$0.225							$0.225

Weighted-average basic shares outstanding	103,190					7,879	(4)	111,069

Weighted-average diluted common shares outstanding and unvested employee stock awards	103,299					7,879	(4)	111,178

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Notes to the unaudited pro forma combined condensed
financial statements
(dollar amounts in thousands)

Note 1—Preliminary purchase price allocation

The aggregate purchase price for the Acquisition is $1,213,000 payable at closing, subject to certain customary adjustments both at and post closing (the "Purchase Price"). Bemis may, subject to certain conditions, pay up to $200,000 of the Purchase Price in Bemis stock with the balance of the Purchase Price to be paid in cash.

Total purchase consideration paid for the Acquisition is expected to be approximately $1,208,065, calculated as follows:

Purchase Price	$1,213,000
Less: Adjustments relating to liabilities assumed	(4,935)

Total Purchase Consideration	$1,208,065

The estimated purchase consideration of $1,208,065 has been allocated to the assets acquired and liabilities assumed as follows:

Accounts Receivable	$126,317
Inventories	188,056
Prepaid Expenses	19,178
Property and Equipment	623,404
Other Intangible Assets	198,500
Goodwill	232,132
Other Assets	12,552
Accounts Payable	(127,365)
Accrued Salaries and Wages	(31,913)
Other Liabilities	(18,796)
Deferred Income Taxes	(14,000)

Total Purchase Consideration	$1,208,065

For the purpose of preparing the unaudited pro forma combined condensed financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of March 31, 2009. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Food Americas that will exist on the date of the closing of the Acquisition and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known to Bemis. An increase in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce the amount of goodwill in the combined condensed financial information, and may result in increased depreciation and/or amortization expense.

Of the $198,500 of acquired intangible assets, $105,000 was assigned to Customer Relationships with an estimated economic life of 20 years, $75,000 was allocated to Technology with an estimated economic life of 15 years, $15,000 was allocated to Tradenames with an economic life of 20 years, and $3,500 was allocated to Order Backlog with an economic life of less than 1 year. The determination of fair value for these assets was primarily based upon the expected discounted cash flows. The determination of useful life was based upon historical acquisition experience, economic factors, and future cash flows of the combined company. The estimated annual amortization expense for these acquired intangible assets is approximately $11,000, using straight-line amortization, and has been included in the Unaudited Pro Forma Combined Condensed Statements of Income. This amount does not include $3,500 related to Order Backlog which has not been included in the Unaudited Pro Forma Combined Condensed Statements of Income as it is considered non-recurring.

Inventories reflect an adjustment of $9,555 to record the inventory at its estimated fair market value. This amount is recorded in the March 31, 2009 Unaudited Pro Forma Combined Condensed Balance Sheet. The increased inventory valuation will temporarily impact Bemis' cost of sales after closing and therefore it is considered non-recurring and is not included in the Unaudited Pro Forma Combined Condensed Statements of Income.

Property, Plant and Equipment reflects an adjustment of $54,927 to record at estimated fair market value.

A preliminary net deferred tax liability of $14,000 has been recognized in accordance with accounting for income taxes. This amount relates to $7,718 assumed as part of the transaction, plus $6,282 relating to the tax effect on differences between the values assigned and the estimated tax basis of assets and liabilities acquired.

Other assets reflect an adjustment of $10,702 to record assets related to the indemnity provisions of the Agreement, and are primarily related to environmental and tax matters.

Note 2—Balance sheet transaction adjustments

These adjustments represent assets not acquired and liabilities not assumed pursuant to the terms of the Agreement. Excluded assets and liabilities primarily include cash and cash equivalents, third-party debt, loans receivable from and loans payable to Seller-related entities, and pension, post-retirement and other employee benefit plan liabilities.

Note 3—Debt financing for the acquisition

These adjustments reflect the expected debt financing required to fund the Acquisition and related transaction costs. For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, we have assumed that we will complete a debt financing by the time the transaction closes. The assumed debt financing is as follows:

•
Commercial paper of $248,115 at a current average interest rate of 0.7% (based on rates as of July 15, 2009)

•
Notes payable due in 2014 and 2019 totaling $800,000 at a blended interest rate of approximately 7%

On July 5, 2009, we also expanded the commitments under our existing $425,000 revolving credit facility by $200,000, as described in the Form 8-K filed on July 9, 2009. We do not expect to draw on the revolving facility on the assumption that the commercial paper market is available at the time the transaction closes. We expect to incur, and thus assumed the payment of, approximately $9,775 of financing fees associated with the debt financing, which will be amortized over periods of four to ten years in line with the maturity of the debt.

On July 5, 2009, we also entered into a commitment letter with certain lenders that have committed to provide up to $800,000 under a 364-day unsecured bridge loan facility to finance of a portion of the purchase price for the Acquisition. For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements we have assumed that we will not need to draw on this facility given the financing plan described above. In connection with this bridge loan facility, we incurred $10,000 of fees which, for purposes of the Unaudited Pro Forma Combined Condensed Balance Sheet, has been reflected as a cash payment and reduction to retained earnings of $6,300 (after tax). Bemis did not assume any further fees related to the bridge facility as it is assumed that the bridge facility will not be drawn upon. The fees paid under the bridge facility could increase significantly should Bemis need to draw on this facility.

Note 4—Equity financing for the acquisition

Prior to the closing of the Acquisition, we intend to issue approximately $200,000 in common stock in a public offering (net of underwriting fees of approximately $9,424) to fund a portion of the purchase price. Shares to be issued of 7,879,100 were calculated using the Bemis closing share price as of July 15, 2009, which was $26.58. If the Bemis share price increases or decreases by $1 per share, the number of shares required to be issued would decrease by 285,678 shares or increase by 308,100 shares, respectively.

As described in our Form 8-K filed on July 9, 2009, in connection with the execution of the Agreement we entered into a Share Purchase Agreement with an affiliate of the Sellers, pursuant to which we have agreed, but are not obligated, to sell at the closing of the Acquisition, up to $200,000 in shares of common stock of the Company, at a per share purchase price equal to 95% of the ten-day volume-weighted average of the per share prices of the Company's common stock ending at the close of the trading day prior to the closing of the Acquisition. For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements we have assumed that we will not have to issue shares pursuant to this arrangement.

Note 5—Statement of income transaction adjustments

Represents the income statement impact of certain aspects of the Agreement. It consists primarily of (i) the elimination of royalty payments to affiliates of the Seller that will cease upon the closing of the Acquisition and the transfer of the related patents to us ($20,198 and $5,864 in year ended December 31, 2008 and three months ended March 31, 2009, respectively), and (ii) the net impact of certain product sales that are not included in the Food Americas historical financial statements that will transfer to us after Closing, and certain product sales that are included in the Food Americas historical financial statements that will remain with Seller.

Note 6—Statement of income adjustments to reflect purchase price allocation

Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of certain intangible assets and property, plant and equipment. Depreciation expense relating to property, plant and equipment and amortization expense relating to Technology are included in Cost of Products Sold, and amortization expense relating to Customer Relationships and Tradenames are included in Selling, general and administrative expenses.

Note 7—Statement of income adjustments to reflect financing

This adjustment reflects interest expense relating to approximately $1,048,115 of debt issued to fund the Acquisition as further described in Note 3, partially offset by the elimination of Food America's historical interest expense relating to debt not assumed. This incremental interest expense includes approximately $2,000 over the next 12 months of amortization expense relating to deferred financing fees expected to be incurred at the time of close.

The actual rates of interest can change from those that are assumed in Note 3. If the actual interest rates that are incurred when the debt is actually drawn were to increase or decrease by ..125% from the rates we have assumed in estimating the pro forma interest adjustment, pro forma interest expense could increase or decrease by approximately $1,300 per year.

Note 8—Non-recurring acquisition expenses

This adjustment represents acquisition expenses reported by us in our Form 10-Q for the quarter ended March 31, 2009. We have reversed these expenses from the Unaudited Pro Forma Combined Condensed Statements of Income on the basis that they are non-recurring. No adjustment was made for the annual period as all costs were capitalized in accordance with accounting guidance effective at that time. In the first quarter of 2009, in accordance with the revised acquisition accounting guidelines, all historically capitalized costs were expensed and all costs incurred during the quarter were also expensed.

We expect to incur additional transaction costs, including financial and legal advisory fees, of approximately $20,275 through the transaction close date. As referenced in Note 3, we also incurred a $10,000 bridge financing fee. The total of these costs has been recorded as a cash outlay of $30,275, a reduction to retained earnings of $19,073 and a reduction to accrued income and other taxes of $11,202 on the Unaudited Pro Forma Combined Condensed Balance Sheet. These costs are excluded from the Unaudited Pro Forma Combined Condensed Statements of Income as they are considered non-recurring.

Note 9—Tax adjustments

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 37% has been used for all periods and dates presented. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.

Description of the notes

The notes will constitute two series of debt securities to be issued under an indenture dated as of June 15, 1995 between us and U.S. Bank National Association, as trustee. The following description is only a summary of the material provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. Unless the context requires otherwise, all references to us in this section refer solely to Bemis Company, Inc. and not to our subsidiaries.

The following description of the particular terms of the 2014 notes and the 2019 notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus.

General

The 2014 notes offered hereby will be issued in an initial aggregate principal amount of $400,000,000 and will mature on August 1, 2014. The 2019 notes will be issued in an initial aggregate principal amount of $400,000,000 and will mature on August 1, 2019. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from July 27, 2009, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2010, to the persons in whose names the notes are registered in the security register at the close of business on the January 15 or July 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that such notes must be part of the same issue as the notes being issued in this offering for U.S. federal income tax purposes. Any such additional notes shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with any of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively junior to liabilities of our subsidiaries. As of June 30, 2009, the aggregate principal amount of our indebtedness was approximately $592 million (excluding intercompany liabilities), consisting of $247 million of commercial paper, $308 million of notes payable and $37 million of subsidiary debt.

The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. As of June 30, 2009, our subsidiaries had approximately $631 million of liabilities (excluding intercompany liabilities).

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Optional redemption

We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points in the case of the 2014 notes and 50 basis points in the case of the 2019 notes.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

"Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp. and Wells Fargo Securities, LLC, their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a "Primary Treasury Dealer"), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Special mandatory redemption

For purposes of the following discussion of a special mandatory redemption, the following definitions are applicable:

"Purchase Agreement" means the Stock Purchase Agreement dated as of July 5, 2009, among certain Rio Tinto Alcan Group companies, Alcan Holdings Switzerland AG, Alcan Corporation and Bemis Company, Inc.

"Special Mandatory Redemption Date" means the earlier to occur of: (1) April 30, 2010, if the proposed acquisition has not been completed on or prior to March 31, 2010; or (2) the 30th day (or if such day is not a business day), the first business day thereafter) following the termination of the Purchase Agreement.

"Special Mandatory Redemption Price" means 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date.

If, for any reason, (i) the Acquisition is not completed on or prior to March 31, 2010, or (ii) the Purchase Agreement is terminated on or prior to March 31, 2010, we will redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed, with a copy to the trustee, promptly after the occurrence of the event triggering such redemption to each holder of notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent under the indenture on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the notes shall terminate.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under "—Optional Redemption" by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

  accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

"Change of Control" means the occurrence of any of the following after the date of issuance of the notes:

(1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Bemis and its subsidiaries taken as a whole to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Bemis or one of its subsidiaries;

(2)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Bemis or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a "group" (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee's shares are held by a trustee under said plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

(3)   we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merge with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)   during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose election or nomination to our board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

(5)   the adoption of a plan relating to our liquidation or dissolution.

"Change of Control Triggering Event" means, with respect to the notes, the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the "Trigger Period") commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of "Rating Agency."

"Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

"Rating Agency" means each of Moody's and S&P; provided, that if any of Moody's or S&P ceases to provide rating services to issuers or investors, we may appoint another "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that we shall give notice of such appointment to the trustee.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

"Voting Stock" of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

"Person" means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Bemis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Bemis and its subsidiaries taken as a whole to another Person or group may be uncertain.

Book-entry delivery and settlement

Upon issuance, all notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with or on behalf of the Depository Trust Company ("DTC"), and registered in the name of DTC or a nominee thereof. Purchasers of the notes can hold beneficial interests in the global notes only through DTC, or through the accounts that Clearstream Banking, société anonyme, Luxembourg, or Euroclear Bank, S.A./N.V., as operator of the Euroclear System, maintain as participants in DTC.

A description of DTC's procedures with respect to the global securities is set forth in the sections "Description of Debt Securities We May Offer—Global Securities" and "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes. The trustee also acts as trustee for our 401(k) savings plan and is the investment manager for equity funds for that plan. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Certain U.S. federal tax consequences

The following discussion summarizes the material U.S. federal income tax consequences and certain estate tax consequences of the beneficial ownership and disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this offering memorandum. This summary addresses only tax consequences to investors that purchase the notes at initial issuance for the "issue price," which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and own the notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or U.S. persons whose functional currency for tax purposes is not the U.S. dollar). We will not seek a ruling from the Internal Revenue Service, or the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Federal income tax consequences to U.S. holders

The following is a general discussion of certain U.S. federal income tax consequences of the beneficial ownership and disposition of the notes by a holder that is a United States person, or a "U.S. Holder." This section applies only to U.S. Holders. For purposes of this discussion, a U.S. Holder means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•
a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or that was in existence on August 19, 1996, and elected to be treated as a domestic trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for this purpose all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisers with respect to the tax treatment of holding notes through the partnership.

Treatment of interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder's method of tax accounting.

Treatment of dispositions of notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally subject to a maximum U.S. federal rate of 15% (effective for taxable years beginning before January 1, 2011).

Possible alternative treatment

The IRS could assert that (i) our obligation to repurchase the notes for an amount equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase, under the circumstances described above under the heading "Description of the Notes—Change of Control Triggering Event," or (ii) our obligation to redeem the notes at a redemption price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest if we do not consummate the Acquisition on or prior to March 31, 2010, or the purchase agreement related to the Acquisition is terminated at any time on or prior to such date, as described above under the heading "Description of Notes—Special Mandatory Redemption," requires the notes to be treated as "contingent payment debt instruments" under the applicable Treasury regulations. Under those regulations, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either remote or incidental. In addition, under applicable Treasury regulations, if a debt instrument provides for alternative payment schedules, which are applicable upon the occurrence of a contingency (other than a remote or incidental contingency), and the timing and amount of the payments that compose each payment schedule are known as of the issue date, the yield and maturity of the debt instruments are determined based on the payment schedule that is significantly more likely than not to occur.

We intend to take the position for U.S. federal income tax purposes that the likelihood that the notes will be repurchased upon a Change of Control Triggering Event is remote and, therefore, that our obligation to repurchase the notes does not result in the notes being treated as "contingent payment debt instruments." In addition, with respect to a Special Mandatory Redemption, we intend to take the position, for U.S. federal income tax purposes, that it is significantly more likely than not that no such redemption will occur. Our determinations are not, however, binding on the IRS, which could challenge these positions. If such a challenge were successful, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Federal tax consequences to non-U.S. holders

The following is a general discussion of the U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a Holder that is not a United States Holder, or a "Non-U.S. Holder." For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement or other disposition of the notes will be considered "U.S. trade or business income" if such interest income or gain is (i) effectively connected with the conduct of a trade or business in the United States and (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of interest

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•
The interest is not U.S. trade or business income.

•
The Non-U.S. Holder provides to us or our paying agent an appropriate statement on a properly executed IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

•
The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of all classes of our stock.

•
The Non-U.S. Holder is not a "controlled foreign corporation" that is actually or constructively related to us.

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, although to reduce or avoid withholding a Non-U.S. Holder claiming the benefit of that treaty must provide to us or our paying agent a properly executed IRS Form W-8BEN (or substitute form). The second exception is that the interest is U.S. trade or business income, although to avoid withholding the Non-U.S. Holder must provide an appropriate statement to that effect on an IRS Form W-8ECI (or substitute form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge Non-U.S. Holders to consult their own tax advisers for information on the impact of these withholding regulations.

Treatment of dispositions of notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•
such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•
the gain is U.S. trade or business income.

Treatment of notes for U.S. federal estate tax purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided generally that the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. information reporting requirements and backup withholding

When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

Certain non-corporate U.S. Holders may be subject to backup withholding at a rate equal to the fourth lowest rate of income tax applicable to unmarried individuals on payments made on or with respect to the notes. This rate is currently 28%. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

•
fails to furnish its Taxpayer Identification Number, or TIN, which for an individual would be his or her Social Security Number;

•
furnishes an incorrect TIN;

•
is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•
under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. Holder will be eligible for an exemption from backup withholding if it provides a properly completed IRS Form W-9 (or substitute form) to us or our paying agent.

A Non-U.S. Holder that provides an IRS Form W-8BEN (or substitute form), signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to U.S. backup withholding, provided that neither we nor our paying agent had any actual knowledge that the holder is a United States person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

•
If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding at the rate described above. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge to the contrary.

•
If the proceeds are paid to or through a foreign office of a broker that is not a United States person or a "U.S. related person," as defined below, they will not be subject to backup withholding or information reporting.

•
If the proceeds are paid to or through a foreign office of a broker that is either a United States person or a "U.S. related person," they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a United States person or U.S. related person, absent actual knowledge that the payee is a United States person.

For purposes of this paragraph, a "U.S. related person" is:

•
a "controlled foreign corporation" for U.S. federal income tax purposes;

•
a foreign person 50% or more of whose gross income during a specified three-year period is effectively connected with the conduct of a U.S. trade or business; or

•
a foreign partnership if one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us, J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp. and Wells Fargo Securities, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of each series of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of 5.65% notes due 2014	Principal amount of 6.80% notes due 2019

J.P. Morgan Securities Inc.	$96,000,000	$96,000,000
Banc of America Securities LLC	96,000,000	96,000,000
BNP Paribas Securities Corp	96,000,000	96,000,000
Wells Fargo Securities, LLC	96,000,000	96,000,000
ING Financial Markets LLC	8,000,000	8,000,000
U.S. Bancorp Investments, Inc.	8,000,000	8,000,000

Total	$400,000,000	$400,000,000

The underwriting agreement provides that the underwriters severally agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to .35% of the principal amount of the 2014 notes and .40% of the principal amount of the 2019 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to .25% of the principal amount of the 2014 notes and .25% of the principal amount of the 2019 notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note due 2014	0.600%
Per note due 2019	0.650%

In the underwriting agreement, we have agreed that:

•
We will pay our expenses related to the offering, which we estimate will be $1,140,000.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to an accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer's certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with Bemis Company, Inc. and its affiliates, specifically, certain affiliates of the underwriters are lenders under the bridge facility, which may be used to finance the Acquisition. Pursuant to a commitment letter, the commitments by JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas and Wells Fargo Bank, National Association, affiliates of the joint book-running managing underwriters, will be ratably reduced by any amount that would require mandatory prepayment by us under a draft term loan agreement attached to the commitment letter, which specifically includes the net cash proceeds of any debt incurred through any public offering of debt securities. Therefore, the commitments will be ratably reduced by the net cash proceeds received by us from this offering of notes

Delivery of the notes in this offering is expected on or about July 27, 2009, which will be the fifth business day following the trade date of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes purchased in this offering on the trade date will be required, by virtue of the fact that the notes purchased in this offering initially will settle on the fifth business day, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes in this offering who wish to trade the notes on the trade date should consult their own advisor.

Selling restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside of the United States in which such offer and sale is permitted.

European economic area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), each underwriter has represented and agreed with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "relevant implementation date"), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•
to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts; or

•
in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Each purchase of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not be offered or sold to persons in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted to do so under the securities laws of Hong Kong other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Validity of the notes

The validity of the notes will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. James J. Seifert, Vice President, General Counsel and Secretary of Bemis Company, Inc., will pass upon certain additional legal matters. Mr. Seifert owns, or has the right to acquire, 147,935 shares of our common stock.

Experts

The audited consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Current Report on Form 8-K dated July 20, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The audited historical combined financial statements of the Alcan Packaging Food Americas business of Rio Tinto and the audited historical combined financial statements of Alcan Packaging—Food Americas, a component of Alcan Inc., included in Bemis Company, Inc.'s Current Report on Form 8-K dated July 20, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

BEMIS COMPANY, INC.

Bemis Company, Inc.
Debt Securities
Units
Preferred Stock
Depositary Shares
Common Stock

        We may offer to sell any of the following securities from time to time:

•
debt securities;
•
preferred stock, either directly or represented by depositary shares;
•
common stock; and
•
units, comprised of two or more securities, in any combination.

        The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock of Bemis. When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

        If any securities are to be listed or quoted on a securities exchange or quotation system, your prospectus supplement will say so. Our common stock is listed on the New York Stock Exchange and trades under the symbol "BMS."

        The securities will be offered when they are first issued and sold.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest.

        Investing in the securities involves risks. See the section entitled "Risk Factors" beginning on page 5 of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference into this prospectus and, if applicable, any risk factors described in any accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. Your prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

The date of this prospectus is July 20, 2009.

        You should rely only on the information contained in this prospectus or any prospectus supplement, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus or any prospectus supplement or other offering material is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

        We have included or incorporated by reference in this prospectus and any prospectus supplement statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Bemis's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Bemis's control. It is possible that Bemis's actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

        Information regarding important factors that could cause actual results to differ, perhaps materially, from those in Bemis's forward-looking statements is contained under the caption "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements" in Bemis's Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated into this prospectus by reference. See "Where You Can Find More Information" above for information about how to obtain a copy of this annual report.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders may offer.

        Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, selling security holders may sell securities under our shelf registration statement. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as "other offering material." The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any applicable pricing supplement, together with additional information described in the section entitled "Where You Can Find More Information" and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided.

        To see more detail, you should read our registration statement and the exhibits filed with our registration statement.

        Unless we state otherwise or the context otherwise requires, references to "Bemis," "us," "we" or "our" in this prospectus mean Bemis Company, Inc., and do not include the consolidated subsidiaries of Bemis Company, Inc. When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

 BEMIS COMPANY, INC.

        We, either directly or indirectly through our subsidiaries, are a principal manufacturer of flexible packaging products and pressure sensitive materials. We sell products to customers in the United States, Canada and Europe and have a growing presence in Asia Pacific, South America and Mexico. In 2008, we derived approximately 83 percent of our sales from flexible packaging and approximately 17 percent of our sales from pressure sensitive materials. The primary market for our products is the food industry. Other markets for our products include companies in the following types of businesses: chemical, agribusiness, medical, pharmaceutical, personal care, electronics, automotive, construction, graphic industries, and other consumer goods.

Flexible Packaging

        Our flexible packaging business segment provides packaging to a variety of end market segments, including meat and cheese, confectionery and snack, frozen foods, lawn and garden, health and hygiene, beverages, medical devices, bakery, industrial, and dry foods. The most significant raw materials used in this business segment are polymer resins, which we use to develop and manufacture single layer and multilayer film products. Selling price changes lag about 90 days behind changes in our raw material costs, which results in negative operating margin pressure during periods of cost increases and operating margin improvement during periods of cost decreases.

Pressure Sensitive Materials

        The pressure sensitive materials business segment offers adhesive products to three markets: prime and variable information labels, which include roll label stock used in a wide variety of label markets; graphic design, used to create signage and decorations; and technical components, which represent pressure sensitive components for industries such as the electronics, automotive, construction and medical industries. Paper and adhesive are the primary raw materials used in our pressure sensitive materials business segment. For the last several years, general economic conditions and competitive pressures have had a greater influence on selling prices and operating performance than raw material costs.

        Our principal executive offices are located at One Neenah Center, 4th Floor, Neenah, Wisconsin 54957, and our telephone number is 920-727-4100.

 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	9.6	7.6	7.1	6.1	6.3	7.8	18.5

RISK FACTORS

        Investing in our securities involves risk. Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. You could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

USE OF PROCEEDS

        Unless otherwise indicated in any prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes. General corporate purposes may include repayment of debt, investments in or extensions of credit to our subsidiaries, repurchases of common stock, capital expenditures and the financing of possible acquisitions or business expansions. The net proceeds from the sale of securities may be invested temporarily or applied to repay short-term obligations until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

        References to "Bemis," "us," "we" or "our" in this section mean Bemis Company, Inc., and do not include the consolidated subsidiaries of Bemis Company, Inc. In this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Legal Ownership and Book-Entry Issuance."

  Debt Securities May Be Senior or Subordinated

        We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

        The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding.

        The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior indebtedness," as defined in the subordinated debt indenture. None of the indentures limit our ability to incur additional unsecured indebtedness.

        When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

  The Senior Debt Indenture and Subordinated Debt Indenture

        The senior debt securities and the subordinated debt securities are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between Bemis and U.S. Bank National Association, which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.

        Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

        The trustee has two main roles:

  1.
  The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under "—Events of Default—Remedies If an Event of Default Occurs."

  2.
  The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder's debt securities to a new buyer if a holder sells.

        The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of each indenture is an exhibit to our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy.

 General

        We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indenture and the subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series provided that the additional notes are deemed part of the same "issue" as the previously issued notes for U.S. federal income tax purposes. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition, we may offer debt securities, together in the form of units with other debt securities, preferred stock or common stock, as described below under "Description of Units We May Offer."

        This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

        Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

        This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered. In addition, we may also incorporate additional information concerning the debt securities by reference into the registration statement of which this prospectus forms a part. See the section entitled "Where You Can Find More Information."

        We may issue the debt securities as original issue discount securities, which may be offered and sold at a substantial discount below their stated principal amount. (Section 301) The prospectus supplement relating to the original issue discount securities will describe the material U.S. federal income tax considerations and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to any debt securities will also describe the material U.S. federal income tax considerations applicable to such debt securities.

        The debt securities will be our direct, unsecured obligations. The indentures do not limit the amount of debt securities that we may issue. The indentures permit us to issue debt securities from time to time, and debt securities issued under the indentures will be issued as part of a series that have been established by us under either of the indentures. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the indentures and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

        In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement (Section 301) and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

  •
  the title of the series of the securities;

  •
  any limit upon the aggregate principal amount of the series of the securities;

  •
  the person to whom interest on a security is payable, if other than the holder on the regular record date;

  •
  the date or dates on which the principal or installments of principal (and premium, if any) of the series of securities is or are payable and any rights to extend such date or dates;

  •
  the rate or rates at which the series of the securities shall bear interest, if any, or the formula pursuant to which such rate or rates shall be determined;

  •
  the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, the regular record dates for the interest payment dates and the circumstances, if any, in which we may defer interest payments;

  •
  the place or places where the principal of (and premium, if any) and interest on the series of securities is payable;

  •
  if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of securities may be redeemed, in whole or in part;

  •
  our obligation, if any, to redeem or purchase securities of the series pursuant to any sinking fund or analogous provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000, the denominations in which the series of securities shall be issuable;

  •
  the currency, currencies or currency units in which payment of the principal of and any premium and interest on any the series of securities shall be payable if other than the currency of the United States of America and the manner of determining the U.S. dollar equivalent of the principal amount thereof;

  •
  if the principal of or any premium or interest on any securities of the series is to be payable in one or more currencies or currency units other than that or those in which the securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  •
  any other event or events of default applicable with respect to the series of securities;

  •
  if less than the principal amount thereof, the portion of the principal amount of the series of securities which shall be payable upon declaration of acceleration of the maturity thereof;

  •
  whether the series of securities shall be issued in whole or in part in the form of one or more global securities and, if so, the depositary or its nominee with respect to the series of securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee;

  •
  if principal of or any premium or interest on the series of securities is denominated or payable in a currency or currencies other than the currency of the United States of America, the applicability of the provisions described under "—Defeasance" below; and

  •
  any other terms of the series.

Overview of Remainder of this Description

        The remainder of this description summarizes:

•
Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•
Holders' rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•
Subordination Provisions in the subordinated debt indenture that may prohibit us from making payment on those securities;

•
Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•
Holders' rights if we Default or experience other financial difficulties.

Additional Mechanics

  Form, Exchange and Transfer

        Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations that are even multiples of $1,000. (Section 302)

        Holders may have their debt securities exchanged for more debt securities of smaller denominations of not less than $1,000 or exchanged for fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305).

        Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The trustee's agent may require an indemnity before replacing any debt securities. (Sections 305, 306)

        Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer . The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305, 306)

        If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. However, no designation or rescission relieves the Company of its obligation to maintain an office in each place of payment for securities of any series. (Section 1002)

        If the debt securities are redeemable, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

        The rules for an exchange described above apply to an exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

  Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

        The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security, the depositary for that global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with that depositary or its nominee. Ownership of beneficial interests in those global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

        A participant's ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant's beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Limits and laws of this nature may impair your ability to transfer beneficial interests in a global security.

        Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to receive debt securities of the series represented by that global security in definitive form and will not be considered to be the owners or holders of those debt securities under the global security. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary's applicable procedures, in addition to those provided for under the applicable indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream International and/or any other relevant clearing system.

        We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent or the securities registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Sections 307, 308)

        We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Section 305)

        If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name. (Section 305)

  Registered and Bearer Securities

        Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Section 305) If permitted by applicable laws and regulations, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement.

  Payment and Paying Agents

        We will pay interest to the person listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. Except as otherwise may be stated in the prospectus supplement, the record date will be the last day of the calendar month preceding an interest due date if such interest due date is the fifteenth day of the calendar month and will be the fifteenth day of the calendar month preceding an interest due date if such interest due date is the first day of the calendar month. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

        We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. That office is currently located at 60 Livingston Avenue, St. Paul, MN 55107. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

        We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of any changes in the paying agents for any particular series of debt securities. (Section 1002)

  Notices

        We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee's records. (Section 106) With respect to who is a legal "holder" for this purpose, see "Legal Ownership and Book-Entry Issuance."

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special Situations

  Mergers and Similar Events

        We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, when we merge out of existence or sell or lease substantially all of our assets, we may not take any of these actions unless all the following conditions are met:

  •
  the entity formed by such consolidation or merger may not be organized under a foreign country's laws; that is, it must be organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities;

  •
  after giving effect to the transaction, no event of default under the indentures, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing unless the merger or other transactions would cure the default; and

  •
  we must have delivered certain certificates and opinions to the trustee. (Section 801)

        If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. (Section 801) It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

  Modification and Waiver of the Debt Securities

        We may modify or amend the indentures without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than U.S. Bank National Association, for a series of debt securities. We may modify or amend the indentures with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

  •
  modify the terms of payment of principal, premium or interest; or

  •
  reduce the stated percentage of holders of debt securities necessary to modify or amend the indentures or waive our compliance with certain provisions of the indentures and certain defaults thereunder; or

  •
  modify the subordination provisions of the subordinated debt indenture in a manner adverse to such holders.

  Restrictions on Secured Debt

        The indentures provide that neither we nor certain of our subsidiaries, which are referred to as Restricted Subsidiaries, may incur or otherwise create any new secured debt, which is debt secured by:

  •
  a lien on certain significant manufacturing facilities (which are referred to in the indentures as Principal Properties); or

  •
  shares of stock or debt of a Restricted Subsidiary. (Section 1007)

The restriction on creating new secured debt, however, does not apply if the outstanding debt securities are secured equally and ratably with the new secured debt. (Section 1007)

        The restriction on incurring or otherwise creating any new secured debt does not apply to the following ("Permitted Liens"):

  •
  liens on any Principal Property acquired, constructed or improved by us or any Restricted Subsidiary after the date of the respective indenture (June 5, 1995 in the case of the senior debt indenture or July 10, 2009 in the case of the subordinated debt indenture), which liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement, and which are created to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement;

  •
  liens on property, shares of capital stock or debt existing at the time of the acquisition of such property, shares of capital stock or debt of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

  •
  liens in favor of us or any Restricted Subsidiary;

  •
  liens in favor of the United States of America or any State, or in favor of any department, agency or instrumentality or political division, or in favor of any other country or any political subdivision of a foreign country, the purpose of which is to secure partial, progress, advance or other payments;

  •
  liens imposed by law, for example mechanics', workmen's, repairmen's or other similar Liens arising in the ordinary course of business;

  •
  pledges or deposits under workmen's compensation or similar legislation or in certain other circumstances;

  •
  liens in connection with legal proceedings;

  •
  liens for taxes or assessments;

  •
  liens consisting of restrictions on the use of real property that do not interfere materially with the property's use; or

  •
  any extension, renewal or replacement, in whole or in part, of any lien existing on the date of the respective indenture, or otherwise referred to in the previous bullet points. (Section 1007)

        In addition, we or any Restricted Subsidiary may incur or otherwise create secured debt without equally and ratably securing the debt securities if, when such secured debt is incurred or created, the total amount of all outstanding secured debt (excluding Permitted Liens) plus Attributable Debt (as defined below) relating to sale and lease-back transactions does not exceed 10% of our Consolidated Net Tangible Assets. (Section 1007)

  Restrictions on Sale and Lease-Back Transactions

        The indentures provide that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Principal Property, unless either:

  •
  we or the Restricted Subsidiary would be entitled to incur debt secured by a Permitted Lien on such property, or

  •
  within 180 days, we apply to the retirement of our Funded Debt (debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such debt) an amount not less than the greater of

  •
  the net proceeds of the sale of the Principal Property leased pursuant to the arrangement, or

  •
  the fair market value of the Principal Property so leased.

        The restriction on sale and lease-back transactions does not apply to the following:

  •
  a sale and lease-back transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries, or that involves the taking back of a lease for a period of less than three years;

  •
  if, at the time of the sale and lease-back transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and lease-back transactions (other than transactions permitted by the previous bullet point) plus all outstanding secured debt (excluding Permitted Liens) does not exceed 10% of our Consolidated Net Tangible Assets. (Section 1008)

Subordination Provisions

        Contractual provisions in the subordinated debt indenture may prohibit us from making payments on subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture or any supplement thereto to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

        Unless otherwise indicated in the applicable prospectus supplement, the subordinated indenture defines the term "senior indebtedness" with respect to each respective series of subordinated debt securities, to mean the principal, premium, if any, and interest on all indebtedness and obligations of, or guaranteed or assumed by Bemis, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred, assumed or guaranteed and all amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) any obligation of Bemis to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Bemis or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities), or (D) any obligations with respect to any capital stock of Bemis.

        Unless otherwise indicated in the applicable prospectus supplement, Bemis may not pay principal of, premium, if any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

  •
  a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

  •
  any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash.

        If there is any payment or distribution of the assets of Bemis to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

        After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. The subordinated debt indenture provides that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior indebtedness without the consent of the holders of such senior indebtedness.

        The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

        If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance

        The indentures permit us to be discharged from our obligations under the respective indentures and United States of America dollar-denominated debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. (Section 403)

        Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of that series of debt securities, then from and after the ninety-first day following such deposit:

  •
  we will be deemed to have paid and discharged the entire indebtedness on the debt securities of that series, and

  •
  our obligations under the indentures with respect to the debt securities of that series will cease to be in effect. (Section 403)

        Following defeasance, holders of the applicable debt securities would be able to look only to the defeasance trust for payment of principal and premium, if any, and interest, if any, on their debt securities.

        Defeasance may be treated as a taxable exchange for U.S. federal income tax purposes of the related debt securities for obligations of the trust or a direct interest in the money or U.S. government securities held in the trust. In that case, holders of debt securities would recognize taxable gain or loss as if the trust obligations or the money or U.S. government securities held in the trust, as the case may be, had actually been received by the holders in exchange for their debt securities. Holders thereafter might be required to include as income a different amount of income than in the absence of defeasance. We urge prospective investors to consult their own tax advisors as to the specific tax consequences of defeasance.

Events of Default

        The indentures provide holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

        Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under the indentures includes:

  •
  a default in the payment of the principal of, or premium, if any, on any debt security of such series at its maturity;

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  a default in making a sinking fund payment, if any, on any debt security of such series when due and payable;

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  a default for 30 days in the payment of any installment of interest on any debt security of such series;

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  a default for 60 days after written notice in the observance or performance of any other covenant in the respective indenture;

  •
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or our property; or

  •
  any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or supplemental indenture under which such series of debt securities is issued. (Section 501)

        The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except in the payment of principal, premium or interest or in the payment of any sinking fund installment or analogous obligation, if it considers such withholding of notice in the interest of such holders. (Section 602)

        If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of such series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Section 502)

        The indentures contain a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the respective indenture at the request of any such holders. (Section 603) The indentures provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. (Section 512) The right of a holder to institute a proceeding with respect to the respective indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the respective indenture, and to institute suit for the enforcement of these rights. (Sections 507, 508)

        The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past defaults. Each holder of a debt security affected by a default must consent to a waiver of:

  •
  a default in payment of the principal of, or premium, if any, or interest, if any, on any debt security of such series;

  •
  a default in respect of a covenant or provision of the respective indenture that cannot be amended or modified without the consent of the holder of each outstanding debt security affected. (Section 513)

        We will furnish to the trustee annual statements as to the fulfillment of our obligations under each respective indenture. (Section 704)

Our Relationship with the Trustee

        Affiliates of U.S. Bank National Association, the current trustee under the indentures, may provide banking and corporate trust services to us and extend credit to us and many of our subsidiaries worldwide. The trustee may act as a depository of our funds and hold our common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of senior or subordinated debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

DESCRIPTION OF UNITS WE MAY OFFER

        References to "Bemis," "us," "we" or "our" in this section mean Bemis Company, Inc., and do not include the consolidated subsidiaries of Bemis Company, Inc.

        We may issue units consisting of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

        In this section, references to "holders" mean those who own shares of preferred stock depositary shares discussed in the next section, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled "Legal Ownership and Book-Entry Issuance."

General

        We may issue preferred stock in one or more series. We may also "reopen" a previously issued series of preferred stock and issue additional preferred stock of that series. In addition, we may issue preferred stock together with other preferred stock, debt securities and common stock in the form of units as described above under "Description of Units We May Offer." This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

        Because this section is a summary, it does not describe every aspect of the preferred stock and any related depositary shares. As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

        Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designation, preferences and rights forming part of our restated articles of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

        Our authorized capital stock includes 2,000,000 shares of preferred stock, par value $1.00 per share. The preferred stock will be governed by Missouri law. We do not have any preferred stock outstanding as of the date of this prospectus. The prospectus supplement with respect to any offered preferred stock will describe any preferred stock that may be outstanding as of the date of the prospectus supplement.

  Preferred Stock Issued in Separate Series

        The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without the need for shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

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  dividend rights;

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  conversion or exchange rights;

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  voting rights;

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  redemption rights and terms;

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  liquidation preferences;

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  sinking fund provisions;

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  the serial designation of the series; and

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  the number of shares constituting the series.

        In addition, as described below under "—Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares," we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer fractional shares of such series. In connection with the offering of fractional shares, we may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

        The rights of holders of preferred stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Our issuance of shares of preferred stock may have the effect of discouraging or making more difficult an acquisition.

        Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Bemis.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

  Form of Preferred Stock and Depositary Shares

        We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance." All preferred stock will be issued in registered form.

        We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. All depositary shares will be issued in registered form.

Overview of Remainder of this Description

        The remainder of this description summarizes:

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Preferred Shareholders' Rights relative to common shareholders, such as the right of preferred shareholders to receive dividends and amounts on our liquidation, dissolution or winding-up before any such amounts may be paid to our common shareholders;

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Our ability to issue Fractional or Multiple Shares of Preferred Stock in the Form of Depositary Shares; and

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Various provisions of the Deposit Agreement, including how distributions are made, how holders vote their depositary shares and how we may amend the Deposit Agreement.

Preferred Shareholders' Rights

  Rank

        Shares of each series of preferred stock will rank senior to our common stock with respect to dividends and distributions of assets. However, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

  Dividends

        Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in your prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock will be cumulative, as set forth in the prospectus supplement.

  Redemption

        If specified in your prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder's, and may be redeemed mandatorily.

        Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in your prospectus supplement.

        Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares, including voting rights, will terminate except for the right to receive the redemption price.

  Conversion or Exchange Rights

        Our prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities or debt or equity securities of third parties.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Bemis, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in your prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other parity securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other parity securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference and accrued and unpaid dividends.

  Voting Rights

        The holders of preferred stock of each series will have no voting rights, except:

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  as stated in the prospectus supplement and in the certificate of designation, preferences and rights establishing the series; or

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  as required by applicable law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

        We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we may issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt.

DEPOSIT AGREEMENT

        We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

  •
  Bemis;

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  a bank or other financial institution selected by us and named in the prospectus supplement, as preferred stock depositary; and

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  the holders from time to time of depositary receipts issued under that deposit agreement.

        Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

        We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

  Dividends and Other Distributions

        The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

  Redemption of Preferred Stock

        If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, including voting rights, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

  Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

  Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, the preferred stock depositary will vote all shares of that series in proportion to the instructions received.

  Conversion of Preferred Stock

        If our prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities, or debt or equity securities of one or more third parties, our depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of our preferred stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred stock, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

  Amendment and Termination of the Deposit Agreement

        We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary.

        However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under "—Withdrawal of Preferred Stock," to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

        The deposit agreement will automatically terminate if:

  •
  all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

  •
  a final distribution in respect of our preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Bemis.

        We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipt evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

  Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        We will pay the fees, charges and expenses of our preferred stock depositary provided in the deposit agreement. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

  Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

  Reports to Holders

        We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, who will forward those reports and communications to the holders of depositary shares.

  Limitation on Liability of the Preferred Stock Depositary

        The preferred stock depositary will not be liable if we are prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

 DESCRIPTION OF COMMON STOCK WE MAY OFFER

        Our authorized capital stock includes 500,000,000 shares of common stock. As of June 30, 2009, there were 99,933,360 shares of common stock outstanding.

General

        All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive:

  •
  dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends; and

  •
  in the event of dissolution of Bemis, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our restated articles of incorporation.

        Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Additional authorized shares of common stock may be issued without shareholder approval. Bemis common stock is traded on the New York Stock Exchange under the trading symbol "BMS." The transfer agent for the common stock is Wells Fargo Bank, N.A. Its address is 161 North Concord Exchange, South Saint Paul, MN 55075.

Missouri Statutory Provisions

        Missouri law contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

  Business Combination Statute

        Missouri law contains a "business combination statute" which restricts certain "business combinations" between us and an "interested shareholder," or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder's acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.

        The statute provides that, after the expiration of such five-year period, business combinations are prohibited unless:

  •
  either such transaction or the interested shareholder's acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status;

  •
  the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination; or

  •
  the business combination satisfies certain detailed fairness and procedural requirements.

        A "business combination" for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that increase the proportionate voting power of the interested shareholder. An "interested shareholder" for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation's voting stock.

        A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

        The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interests.

  Control Share Acquisition Statute

        Missouri also has a "control share acquisition statute." This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

        In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding voting shares, as determined before the acquisition, must approve the acquisition. Furthermore, a majority of the outstanding voting shares, as determined after the acquisition, but excluding shares held by (i) the acquiring shareholder, (ii) employee directors or (iii) officers appointed by the board of directors, must approve the acquisition. If the acquisition is approved, the statute grants certain rights to dissenting shareholders.

        Not all acquisitions of shares constitute control share acquisitions. The following acquisitions generally do not constitute control share acquisitions:

  •
  good faith gifts;

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  transfers in accordance with wills or the laws of descent and distribution;

  •
  purchases made in connection with an issuance by us;

  •
  purchases by any compensation or benefit plan;

  •
  the conversion of debt securities;

  •
  purchases from holders of shares representing two-thirds of our voting power; provided such holders act simultaneously;

  •
  satisfaction of a pledge or other security interest created in good faith;

  •
  mergers involving us which satisfy the other requirements of the General and Business Corporation Law of Missouri;

  •
  transactions with a person who owned a majority of our voting power within the prior year; or

  •
  purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

        A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not opted out of the control share acquisition statute.

  Take-Over Bid Disclosure Statute

        Missouri's "take-over bid disclosure statute" requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

  Supermajority Voting Requirement for Certain Business Transactions

        In addition to the business combination and control share acquisition statutes described above, Missouri law also requires us to obtain the approval of holders of at least two-thirds of our outstanding voting shares before we can undertake certain business transactions, including certain mergers or consolidations or the sale of all or substantially all of our assets.

Certain Charter Provisions

  Business Combination Provisions in Restated Articles of Incorporation

        Certain business combinations involving Bemis and interested shareholders require the affirmative vote of the holders of 80% of the outstanding shares of our capital stock unless (i) a majority of the continuing directors (as defined in our restated articles of incorporation) have approved the proposed business combination, or (ii) various conditions intended to ensure the adequacy of the consideration offered by the party seeking the combination are satisfied.

  Blank Check Preferred Stock

        As described above under "Description of Preferred Stock We May Offer—General—Preferred Stock Issued in Separate Series", our restated articles of incorporation permit our board of directors to issue preferred stock without the need for shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series. As a result, the impact of any future issuance of preferred stock on holders of our common stock cannot be known.

        Each of these provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of our shareholders might consider to be in their best interests.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of securities. Then we describe special provisions that apply to securities.

Who is the Legal Owner of a Registered Security?

        Each debt security, unit, share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

  Book-Entry Owners

        Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under each indenture, unit agreement or depositary agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

  Street Name Owners

        We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customary agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

  Legal Holders

        Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any unit agents and any other third parties employed by us or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the indenture for a series of debt or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

  Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

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  whether and how you can instruct it to exercise any rights to exchange or convert a security for or into other property;

  •
  how it would handle a request for the holders' consent, if ever required;

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  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What is a Global Security?

        Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

  •
  The Depository Trust Company, New York, New York, which is known as "DTC;"

  •
  Euroclear System, which is known as "Euroclear;"

  •
  Clearstream Banking, société anonyme, Luxembourg, which is known as "Clearstream;" and

  •
  any other clearing system or financial institution named in the prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. This kind of global security is called a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

        As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary and those of the investor's bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under "—Who Is the Legal Owner of a Registered Security?";

  •
  An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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  The depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time. We, the trustee and any unit agents will have no responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. We, the trustee and any unit agents also do not supervise the depositary in any way;

  •
  The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

  Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Who Is the Legal Owner of a Registered Security?"

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

  •
  if we notify the trustee or unit agent, as applicable, that we wish to terminate that global security; or

  •
  in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

        If a global security is terminated, only the depositary, and not we, the trustee for any debt securities or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

        DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC's records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

        Redemption notices will be sent to DTC. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        In instances in which a vote is required, neither DTC nor its nominee, Cede & Co. (or any other DTC nominee), will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Distribution payments on the securities will be made by the relevant trustee to DTC or its nominee. We understand that DTC's usual practice is to credit direct participants' account upon DTC's receipt of funds and corresponding detail information, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

        Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

        Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

        As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities, Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

  Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

        Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM

        If we issue securities in bearer, rather than registered, form, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form and will address the special U.S. Federal income tax consequences of the ownership and disposition of such debt securities (including any requirements and restrictions imposed by United States federal tax laws), and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture (or supplemental indenture) that relate specifically to bearer debt securities.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

        We may sell securities:

  •
  to or through underwriting syndicates represented by managing underwriters;

  •
  through one or more underwriters without a syndicate for them to offer and sell to the public;

  •
  through dealers or agents; and

  •
  to investors directly in negotiated sales or in competitively bid transactions.

        In addition, selling security holders may sell securities under this prospectus in any of the ways listed above.

        Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement. One or more of our subsidiaries may act as an underwriter or agent.

        The prospectus supplement for each series of securities will describe:

  •
  the terms of the offering of these securities, including the name of the agent or the name or names of any underwriters;

  •
  the public offering or purchase price;

  •
  any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

  •
  any discounts and commissions to be allowed or paid to dealers; and

  •
  other specific terms of the particular offering or sale.

        Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

        Underwriters, agents and dealers may be entitled, under agreements with us and/or our subsidiaries, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933 and/or to contribution by us and/or our subsidiaries with respect to payments that the agents, dealers or underwriters may be required to make with respect to such liabilities.

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters to whom securities are sold by us for public offering and sale are obliged to purchase all of those particular securities if any are purchased. This obligation is subject to certain conditions and may be modified in the prospectus supplement.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

        Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Matters Relating to Initial Offering and Market-Making Resales

        Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list a particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

        In this prospectus, the term "this offering" means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

VALIDITY OF THE SECURITIES

        The validity of the securities will be passed upon: (i) for us by James J. Seifert, Esq., our Vice President, General Counsel and Secretary; and (ii) for any underwriters or agents by counsel named in your prospectus supplement. Mr. Seifert owns, or has the right to acquire, 147,935 shares of our common stock.

EXPERTS

        The audited consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated July 20, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The audited historical combined financial statements of the Alcan Packaging Food Americas business of Rio Tinto and the audited historical combined financial statements of Alcan Packaging—Food Americas, a component of Alcan Inc., included in Bemis Company, Inc.'s Current Report on Form 8-K dated July 20, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings, including the registration statement and the exhibits and schedules thereto are also available to the public from the SEC's website at http://www.sec.gov. You can also access our SEC filings through our website at www.bemis.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

        Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents:

          (a)   Annual Report on Form 10-K for the year ended December 31, 2008 ("2008 10-K"), filed on February 27, 2009 (including our 2008 Annual Report to Shareholders and our 2009 Proxy Statement to the extent incorporated by reference therein).

          (b)   Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009.

          (c)   Our Current Reports on Form 8-K, filed on July 9, 2009 and July 20, 2009.

          (d)   All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the termination of this offering.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

        You may request a copy of these filings and any exhibit incorporated by reference in these filings at no cost, by writing or telephoning us at the following address or number:

Bemis Company, Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54947
(920) 727-4100
Attention: Secretary

Bemis Company, Inc.

$400,000,000 of 5.65% Notes due 2014

$400,000,000 of 6.80% Notes due 2019

PROSPECTUS SUPPLEMENT

July 20, 2009

J.P. Morgan
BofA Merrill Lynch
BNP PARIBAS
Wells Fargo Securities

ING Wholesale	U.S. Bancorp Investments, Inc.